Filed Pursuant to Rule 424(b)(3)
Registration No. 333-218382

PROSPECTUS

Sonic Automotive, Inc.

Offer to Exchange

Registered 6.125% Senior Subordinated Notes due 2027, Series B

For All of Our Outstanding

Unregistered 6.125% Senior Subordinated Notes due 2027, Series A

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We are offering to exchange new registered 6.125% Senior Subordinated Notes due 2027, Series B (the “Series B notes”) for all of our outstanding unregistered 6.125% Senior Subordinated Notes due 2027, Series A (the “Series A notes”).

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The terms of the Series B notes will be identical in all material respects to the Series A notes, except for certain transfer restrictions and registration rights relating to the Series A notes and the right of the holders of Series A notes to receive additional interest under certain circumstances relating to the timing of this exchange offer.

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The Series B notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by all of our operating domestic subsidiaries, subject to customary release provisions.

•	If all of the Series A notes are exchanged for Series B notes in this exchange offer, we will have a single series of registered notes outstanding with an aggregate principal amount of $250.0 million.

•	An exchange of Series A notes for Series B notes pursuant to this exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	This exchange offer will expire at 5:00 p.m., New York City time, on July 13, 2017, unless we extend it.

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You should carefully review the procedures for tendering Series A notes under the caption “The Exchange Offer” in this prospectus. If you do not comply with these procedures, we are not obligated to exchange your Series A notes for Series B notes.

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If you currently hold Series A notes and fail to validly tender them, then you will continue to hold unregistered Series A notes and your ability to transfer them will be subject to transfer restrictions, which could adversely affect your ability to transfer Series A notes.

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The Series A notes were issued in a private offering on March 10, 2017. When issued, the Series B notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will contain no legends restricting their transfer.

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We do not intend to apply for listing of the Series B notes on any securities exchange or for quotation of the Series B notes on any automated dealer quotation system and, consequently, do not anticipate an active public market for the Series B notes.

Each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where such Series A notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein) of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2017.

You should make your decision about whether to participate in the exchange offer after considering all of the information contained in this prospectus and the information incorporated by reference herein. We have not authorized any other person to provide you with different or additional information. If anyone else provides you with different or additional information, you should not rely on it. We are not making an offer to sell or exchange the Series B notes (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the Series B notes. You should assume that the information appearing in this prospectus and the information incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to any person to whom this prospectus is delivered upon written or oral request directed to the attention of Mr. Stephen K. Coss, Senior Vice President and General Counsel, Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211, telephone: (704) 566-2400. To obtain timely delivery of any requested information, you must make any request no later than July 6, 2017, which is five business days prior to the Expiration Date of the exchange offer.

In making a decision whether to participate in the exchange offer, you must rely on your own examination of us and the terms of the exchange offer and the Series B notes, including the merits and risks involved. You should not consider any information contained in or incorporated by reference into this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding participation in the exchange offer and an investment in the Series B notes.

We make no representation or warranty, express or implied, as to the accuracy or completeness of the information obtained from third-party sources set forth herein or incorporated by reference into this prospectus, and nothing contained in or incorporated by reference into this prospectus is, or shall be relied upon as, a promise or representation as to past or future performance and may be filed as exhibits to our public filings.

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or for the offering hereunder.

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This offer may be withdrawn at any time prior to the closing of the offering, and the offering is subject to the terms of this prospectus.

Laws in certain jurisdictions may restrict the distribution of this prospectus and the offer and sale or exchange of the Series B notes. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the Series B notes and must obtain any consent, approval or permission required for your purchase, offer or sale of the Series B notes under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales, and we shall have no responsibility therefor.

Except as otherwise indicated or as the context otherwise requires, all references in this prospectus to “Sonic,” the “Company,” “we,” “us” and “our” mean Sonic Automotive, Inc. and its subsidiaries.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data included in and incorporated by reference into this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain numerous “forward-looking statements.” These forward-looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, results and events, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee” and other similar words or phrases.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks described under the caption “Risk Factors” and elsewhere in this prospectus and in our filings with the Securities and Exchange Commission (the “SEC” or the “Commission”) that are incorporated by reference into this prospectus, as well as:

•	the number of new and used vehicles sold in the United States as compared to our expectations and the expectations of the market;

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our ability to generate sufficient cash flows or obtain additional financing to fund our EchoPark expansion, our One Sonic-One Experience initiative, capital expenditures, our share repurchase program, dividends on our common stock, acquisitions and general operating activities;

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•	our business and growth strategies, including, but not limited to, our EchoPark initiative and our One Sonic-One Experience initiative;

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the reputation and financial condition of vehicle manufacturers whose brands we represent, the financial incentives vehicle manufacturers offer and their ability to design, manufacture, deliver and market their vehicles successfully;

•	our relationships with manufacturers, which may affect our ability to obtain desirable new vehicle models in inventory or complete additional acquisitions;

•	adverse resolution of one or more significant legal proceedings against us or our dealerships or EchoPark stores;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, the level of consumer spending and consumer credit availability;

•	high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but also on businesses we may seek to acquire;

•	our ability to successfully integrate potential future acquisitions; and

•	the rate and timing of overall economic recovery or decline.

These forward-looking statements speak only as of the date of this prospectus or when made, and we undertake no obligation to revise or update these statements to reflect subsequent events or circumstances, except as required under the federal securities laws and the rules and regulations of the Commission.

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PROSPECTUS SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus. The following summary does not contain all of the information that you should consider before deciding whether to participate in the exchange offer and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus and the financial statements and the documents incorporated by reference. You should carefully read this entire prospectus, including the “Risk Factors” section beginning on page 11 and the risk factors incorporated by reference herein, before deciding whether to participate in the exchange offer. See “Where You Can Find More Information About Sonic.”

The Company

We are one of the largest automotive retailers in the United States (as measured by total revenue). As of March 31, 2017, we operated 116 franchises in 13 states (representing 25 different brands of cars and light trucks) and 18 collision repair centers. For management and operational reporting purposes, we group certain franchises together that share management and inventory (principally used vehicles) into “stores.” As of March 31, 2017, we operated 104 franchised dealership stores and eight EchoPark stores. Our franchised dealerships provide comprehensive services, including (i) sales of both new and used cars and light trucks; (ii) sales of replacement parts and performance of vehicle maintenance, manufacturer warranty repairs, and paint and collision repair services; and (iii) arrangement of extended warranties, service contracts, financing, insurance and other aftermarket products for our customers. EchoPark provides the same services (excluding new vehicle sales and manufacturer warranty repairs) in unique stand-alone specialty retail locations. Our EchoPark business operates independently from our franchised new and used dealership sales operations.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “SAH.” Our principal executive offices are located at 4401 Colwick Road, Charlotte, North Carolina 28211, and our telephone number at that location is (704) 566-2400. We were incorporated in Delaware in 1997.

The Exchange Offer

Securities to be Exchanged	On March 10, 2017, we issued $250.0 million in aggregate principal amount of 6.125% Senior Subordinated Notes due 2027, Series A in a private offering that was exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to complete this exchange offer within 270 days of the issuance of the Series A notes. As of the date of this prospectus, there is $250.0 million in aggregate principal amount of Series A notes outstanding.

The Exchange Offer	We are offering to exchange all of our outstanding Series A notes for a like principal amount of our registered 6.125% Senior Subordinated Notes due 2027, Series B. The terms of the Series B notes will be identical in all material respects to the Series A notes, except for certain transfer restrictions and registration rights relating to the Series A notes and the right of the holders of Series A notes to receive additional interest under certain circumstances relating to the timing of this exchange offer. The Series A notes are governed by the terms of an indenture, dated as of March 10, 2017. The Series B notes will be governed by the terms of the same indenture.

Resales of Series B Notes Without Further Registration; Prospectus Delivery
Based on Commission staff interpretations given to other, unrelated issuers in other exchange offers, we believe that holders of the Series B notes who are not broker-dealers can offer for resale, resell and otherwise transfer the Series B notes without complying with the registration and prospectus delivery requirements of the Securities Act, if:

•	you acquire the Series B notes in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the Series B notes; and

•	you are not an “affiliate” of Sonic, as defined in Rule 405 under the Securities Act.

By executing or agreeing to the terms of the letter of transmittal related to this offering, you are representing to us that you satisfy each of these conditions. If you do not satisfy these conditions and you transfer the Series B notes issued to you in the exchange offer without delivering a prospectus that meets the requirements of the Securities Act or without qualifying for an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We will not indemnify you against any Securities Act liability you may incur.

We will not seek a Commission staff interpretation in connection with our exchange offer. We cannot assure you that the Commission staff would make a similar interpretation with respect to our exchange offer.

Restrictions on Resales by Broker-Dealers	Under the Securities Act, each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. A broker-dealer may use this prospectus in connection with any resale of the Series B notes received in the exchange offer for a period of 180 days after the end of the exchange offer.

Expiration Date; Extension of Tender Period; Termination; and Amendment
This exchange offer will expire at 5:00 p.m., New York City time, on July 13, 2017 (the “Expiration Date”), unless we extend it, in which case the term “Expiration Date” means the latest date to which the exchange offer is extended. You must tender your outstanding Series A notes prior to this time, if you want to participate in the exchange offer. We may terminate the exchange offer in the event of circumstances described on page 22 under the caption “The Exchange Offer.” We have the right to amend any of the terms of the exchange offer subject to our obligations under the registration rights agreement.

Procedures for Tendering Series A Notes	A holder who wishes to tender Series A notes in the exchange offer must do either of the following prior to 5:00 p.m., New York City time, on the Expiration Date:

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properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•	if the Series A notes are tendered under the book-entry transfer procedures described under the caption “The Exchange Offer—Book-Entry Transfer,” transmit to the exchange agent an agent’s message.

In addition, one of the following must occur prior to 5:00 p.m., New York City time, on the Expiration Date:

•	the exchange agent must receive certificates representing your Series A notes, along with the letter of transmittal; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the Series A notes into the exchange agent’s account at The Depository Trust Company (“DTC”) under the procedures for book-entry transfers described under the caption “The Exchange Offer—Book-Entry Transfer,” along with the letter of transmittal or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Do not send letters of transmittal or certificates representing Series A notes to us or DTC. Send these documents only to the exchange agent.

Special Procedures for Beneficial Owners	If you own a beneficial interest in Series A notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your interest in the Series A notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with the procedures for tendering Series A notes described in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures for Tendering Series A Notes
If you cannot deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders on or before the Expiration Date, you may tender your Series A notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Exchange Offer; Registration Rights	Under a registration rights agreement executed as part of the sale of the Series A notes, we and the guarantors agreed to use our reasonable best efforts to exchange the Series A notes for Series B notes registered under the Securities Act on or prior to 270 days after the issue date of the Series A notes; or, under certain circumstances, file a shelf registration statement to cover resales of the Series A notes and to cause the registration statement to be declared effective by the Commission. If we fail to satisfy these obligations, we have agreed to pay liquidated damages (in the form of additional interest) to holders of the Series A notes under certain circumstances. See “The Exchange Offer.”

This exchange offer is intended to satisfy our obligations under the registration rights agreement. If you are eligible to participate in the exchange offer and do not tender your Series A notes, you will not be entitled to any exchange or registration rights with respect to the Series A notes except under limited circumstances.

Withdrawal	Your tender of Series A notes pursuant to this exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the

Expiration Date. Withdrawals may not be rescinded. If you change your mind again, you may tender your Series A notes again by following the exchange offer procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

Accrued Interest	Interest on the Series B notes will accrue from the most recent interest payment date on which interest was paid on the Series A notes or, if no interest has been paid on the Series A notes, from March 10, 2017.

Delivery of Series B Notes	We will deliver Series B notes by book-entry transfer promptly after the Expiration Date. If we do not accept any of your outstanding Series A notes for exchange, the exchange agent will return them to you promptly after the expiration or termination of the exchange offer without any expense to you.

No Appraisal Rights	No appraisal rights are available to holders of Series A notes in connection with the exchange offer. If you do not tender your Series A notes or we reject your tender, you will not be entitled to any further registration rights under the registration rights agreement except under limited circumstances. Your unexchanged Series A notes will, however, remain outstanding and entitled to the benefits of the indenture. See “Terms of the Exchange Offer.”

Material U.S. Federal Income Tax Considerations	Your exchange of Series A notes for Series B notes will not be a taxable exchange for U.S. federal income tax purposes, and you will not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association.

Legal Requirements to Exchange Offer	There are no federal or state regulatory requirements that must be complied with in connection with the exchange offer, other than registration under the Securities Act of the Series B notes and the related guarantees.

Use of Proceeds	We will not receive any proceeds from the issuance of the Series B notes.

Legal Limitation	We are not making an offer to sell, nor are we soliciting an offer to buy, securities in any jurisdiction in which the offer or sale is not permitted.

Summary of the Series B Notes

The following is a brief summary of the principal terms of the Series B notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Series B notes, see “Description of Notes” beginning on page 32.

Issuer	Sonic Automotive, Inc., a Delaware corporation.

Notes Offered	$250.0 million principal amount of 6.125% Senior Subordinated Notes due 2027, Series B. The terms of these notes will be identical in all material respects to the Series A notes, except for certain transfer restrictions and registration rights relating to the Series A notes and the right of the holders of Series A notes to receive additional interest under certain circumstances relating to the timing of this offering. The Series B notes will vote together as a single class with any Series A notes that remain outstanding following this offering for purposes of taking actions and exercising rights under the indenture.

Maturity	March 15, 2027, unless earlier redeemed or repurchased.

Interest	6.125% per year on the principal amount. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017.

Guarantees	The Series B notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by all of our operating domestic subsidiaries, subject to customary release provisions. The parent company has no independent assets or operations. The subsidiaries that are not guarantors are considered to be minor.

Ranking	The Series B notes and the guarantees will be our unsecured senior subordinated obligations. Accordingly, they will be:

•	subordinated to all of our and the guarantors’ existing and future senior debt, whether or not secured, and structurally subordinated to the obligations of our non-guarantor subsidiaries;

•	pari passu with all of our and the guarantors’ existing and future senior subordinated obligations that do not expressly provide that they are subordinated to the Series B notes; and

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senior to any of our and the guarantors’ existing and future debt that expressly provides that it is subordinated to the Series B notes and effectively senior to all of our debt that is not guaranteed by our subsidiaries.

Assuming all Series A notes are exchanged for Series B notes in this offering, as of March 31, 2017, excluding floor plan debt, the Series B notes would have been subordinated to approximately $422.6 million of senior debt of certain of the guarantors and equal in right of payment to approximately $289.3 million of senior subordinated debt. We also would have had up to an additional $187.5 million available for additional borrowings under our syndicated revolving credit facility, all of which would be senior to the Series B notes and secured.

Repurchase upon Change of Control	If we undergo a “change of control” (as defined in this prospectus under “Description of Notes—Certain Definitions”), subject to certain conditions, you will have the right to require us to purchase all or any portion of your Series B notes for cash. The change of control purchase price will be 101% of the aggregate principal amount of the Series B notes to be purchased, plus accrued and unpaid interest, if any, to but excluding the change of control purchase date.

Optional Redemption	On or after March 15, 2022 and prior to the maturity date, we may redeem some or all of the Series B notes at any time at the redemption prices described in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to but excluding the redemption date.

Before March 15, 2022, we may redeem some or all of the Series B notes at par plus the applicable premium set forth in “Description of Notes—Certain Definitions,” plus accrued and unpaid interest, if any, to but excluding the redemption date.

On or before March 15, 2020, we may redeem up to 35% of the aggregate principal amount of the Series B notes with the proceeds from certain equity offerings at 106.125% of the aggregate principal amount of the Series B notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Basic Covenants of Indenture	The indenture, among other things, restricts our and our restricted subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	incur liens;

•	make specified types of investments;

•	apply net proceeds from certain asset sales;

•	engage in transactions with our affiliates;

•	merge or consolidate;

•	restrict dividends or other payments from restricted subsidiaries;

•	limit issuance of guarantees of and pledges for debt;

•	sell preferred stock of restricted subsidiaries; and

•	sell, assign, transfer, lease, convey or dispose of assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Certain Covenants.”

Trustee	U.S. Bank National Association.

Absence of Market for the Series B Notes	The Series B notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Series B notes on any securities exchange or for quotation of the Series B notes on any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the Series B notes.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus before deciding whether to participate in the exchange offer.

Summary Consolidated Financial and Operating Data

The summary consolidated income statement data for the years ended December 31, 2016, 2015 and 2014 and the summary consolidated balance sheet data as of December 31, 2016 and 2015 are derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016. The summary consolidated balance sheet data as of December 31, 2014 is derived from our audited consolidated financial statements as of and for the year ended December 31, 2014, which are not included in or incorporated by reference into this prospectus. The summary consolidated income statement data for the three months ended March 31, 2017 and 2016 and the summary consolidated balance sheet data as of March 31, 2017 are derived from our unaudited consolidated financial statements, which are incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The summary consolidated balance sheet data as of March 31, 2016 is derived from our unaudited consolidated financial statements as of and for the three months ended March 31, 2016, which are not included in or incorporated by reference into this prospectus. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of our results of operations and financial position. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. This summary consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, which are incorporated by reference into this prospectus.

We have accounted for all of our dealership acquisitions using the purchase method of accounting and, as a result, we do not include in our consolidated financial statements the results of operations of acquired dealerships prior to the date they were acquired. The summary consolidated financial and operating data discussed below reflects the results of operations and financial position of each of the dealerships acquired prior to March 31, 2017. As a result of the effects of our acquisitions and other potential factors in the future, the summary consolidated financial and operating data set forth below is not necessarily indicative of our results of operations and financial position in the future or the results of operations and financial position that would have resulted had such acquisitions occurred at the beginning of the periods presented below.

The following financial and operating data for all periods presented reflects our reclassification of dealerships between continuing operations and discontinued operations as of March 31, 2017, which we performed in accordance with the provisions of “Presentation of Financial Statements” in the Accounting Standards Codification (the “ASC”) and as reflected in our Annual Report on Form 10-K for the year ended December 31, 2016.

Year Ended December 31,	Three Months Ended March 31,
2016	2015	2014	2017	2016
(Dollars in thousands, except per share data)
Income Statement Data:
Revenues:
New vehicles	$5,234,505	$5,265,401	$5,124,029	$1,171,932	$1,164,570
Used vehicles	2,533,122	2,512,024	2,310,247	634,474	598,355
Wholesale vehicles	211,048	155,339	166,158	46,310	44,374

Total vehicles	7,978,675	7,932,764	7,600,434	1,852,716	1,807,299
Parts, service and collision repair	1,409,819	1,364,947	1,296,570	352,043	346,054
Finance, insurance and other, net	343,285	326,588	300,095	83,063	81,273

Total revenues	9,731,779	9,624,299	9,197,099	2,287,822	2,234,626
Cost of sales	(8,302,505)	(8,209,687)	(7,831,199)	(1,937,476)	(1,889,476)

Gross profit	1,429,274	1,414,612	1,365,900	350,346	345,150
Selling, general and administrative expenses	(1,110,856)	(1,110,565)	(1,067,433)	(292,234)	(284,375)
Impairment charges	(8,063)	(17,955)	(6,594)	(510)	—
Depreciation and amortization	(77,446)	(68,799)	(58,260)	(21,153)	(18,470)

Operating income / (loss)	232,909	217,293	233,613	36,449	42,305
Other income (expense):
Interest expense, floor plan	(27,716)	(21,326)	(18,793)	(8,387)	(6,436)
Interest expense, other, net	(50,106)	(50,910)	(53,190)	(13,409)	(12,339)
Other income (expense), net	125	99	97	(14,501)	104

Total other income (expense)	(77,697)	(72,137)	(71,886)	(36,297)	(18,671)

Income (loss) from continuing operations before taxes	155,212	145,156	161,727	152	23,634
Provision for income taxes for continuing operations—benefit (expense)	(60,696)	(57,065)	(63,168)	(172)	(9,170)

Income (loss) from continuing operations	94,516	88,091	98,559	(20)	14,464

Income (loss) from discontinued operations	(1,323)	(1,780)	(1,342)	(521)	160

Net income (loss)	$93,193	$86,311	$97,217	$(541)	$14,624

Other Financial Data:
Basic income (loss) from continuing operations per common share	$2.07	$1.74	$1.89	$—	$0.31
Diluted income (loss) from continuing operations per common share	2.06	1.73	1.87	—	0.31
Cash dividends declared per common share	0.20	0.11	0.10	0.05	0.05
Ratio of earnings to fixed charges (a)	2.4	x	2.4	x	2.6	x	1.0	x	1.9	x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$3,108	$3,625	$4,182	$6,565	$2,390
Inventories	1,570,701	1,599,581	1,311,702	1,600,602	1,593,732
Total assets	3,639,336	3,562,381	3,168,253	3,607,635	3,431,371
Notes payable—floor plan	1,525,890	1,518,833	1,262,736	1,445,557	1,420,338
Total long-term debt (b)	882,678	814,582	758,530	947,384	843,744
Stockholders’ equity	725,164	729,048	666,718	722,278	666,457

(a)	For purposes of the ratio of earnings to fixed charges: (1) earnings consist of income from continuing operations before provision for income taxes plus fixed charges (excluding capitalized interest) and (2) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. The ratio of earnings to fixed charges is calculated by adding fixed charges (as defined above) to earnings (as defined above) and dividing the sum by fixed charges.

(b)	Long-term debt, including current portion.

RISK FACTORS

An investment in the Series B notes, like an investment in the Series A notes, represents a high degree of risk. Before making a decision as to whether to participate in the exchange offer, you should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus, including matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. The following discussion and information incorporated by reference describe the material risks currently known to us. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially affect our business, financial condition or results of operations and cause the value of our securities to decline.

Risks Related to the Exchange Offer

Failure to exchange your Series A notes may have adverse consequences to you.

If you do not exchange your Series A notes for Series B notes in the exchange offer, your Series A notes will continue to be subject to the restrictions on transfer contained in the legend on the Series A notes. In general, the Series A notes may not be offered or sold unless they are registered under the Securities Act. However, you may offer or sell your Series A notes under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. After the exchange offer is completed, you will not be entitled to any exchange or registration rights with respect to your Series A notes except under limited circumstances. The exchange offer for the Series A notes is not conditioned upon the tender of a minimum aggregate principal amount of Series A notes.

Issuance of the Series B notes in exchange for the Series A notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in “The Exchange Offer—Conditions” and only after timely receipt by the exchange agent of Series A notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of Series A notes desiring to tender their Series A notes in exchange for Series B notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent, nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Series A notes for exchange. Series A notes that may be tendered in the exchange offer but which are not validly tendered will remain outstanding following the consummation of the exchange offer.

Certain participants in the exchange offer must deliver a prospectus in connection with resales of the Series B notes.

Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your Series B notes. In these cases, if you transfer any Series B note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Series B notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

If you do not exchange your Series A notes for Series B notes, you will continue to be subject to restrictions on transfer of your Series A notes.

If you do not exchange your Series A notes for the Series B notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your Series A notes described in the legend on your Series A notes. The restrictions on transfer of your Series A notes arise because we issued the Series A notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the Series A notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the Series A notes under the Securities Act. In addition, if you exchange your Series A notes in the exchange offer for the purpose of participating in a distribution of the Series B notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Series A notes are tendered and accepted in the exchange offer, the trading market, if any, for the Series A notes would be adversely affected.

If you do not comply with the specified exchange procedures described in this prospectus, you may be unable to obtain registered notes.

We will issue the Series B notes in exchange for the Series A notes pursuant to this exchange offer only after we have timely received the Series A notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Series A notes in exchange for Series B notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tender of Series A notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on July 13, 2017, or on a later extended date and time as we may decide. Series A notes that are not tendered or are tendered but not accepted for exchange will, following the Expiration Date and the consummation of this exchange offer, continue to be subject to the existing restrictions upon transfer thereof. In general, the Series A notes may not be offered or sold, unless registered under the Securities Act or except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. In addition, if you are still holding any Series A notes after the Expiration Date and the exchange offer has been consummated, subject to certain exceptions, you will not be entitled to any rights to have such Series A notes registered under the Securities Act or to any similar rights under the registration rights agreement subject to limited exceptions, if applicable. We do not currently anticipate that we will register the Series A notes under the Securities Act.

The Series B notes and any Series A notes having the same maturity which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

Risks Related to the Series B Notes

Our significant indebtedness could materially adversely affect our financial health, limit our ability to finance future acquisitions, expansion plans and capital expenditures and prevent us from fulfilling our obligations under the Series B notes.

As of March 31, 2017, after giving effect to the issuance of the Series A notes and the application of the net proceeds from that offering to redeem our 7.0% Senior Subordinated Notes due 2022 in full, we had total principal indebtedness of $961.8 million, excluding up to an additional $187.5 million that we would have had available for additional borrowings under our syndicated revolving credit facility (the “2016 Revolving Credit Facility”) based on the borrowing base calculation (as of March 31, 2017) and $1.4 billion of outstanding indebtedness under our floor plan facilities.

Our significant indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the Series B notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds for capital expenditures, acquisitions, working capital or other purposes.

In addition, certain of our debt bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on the Series B notes when due. This could further exacerbate the risks associated with our significant indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including under our existing credit facilities, subject to the restrictions contained in our debt instruments existing at the time such indebtedness is incurred. As of March 31, 2017, we had no outstanding borrowings and approximately $17.3 million in outstanding letters of credit under the 2016 Revolving Credit Facility, resulting in total borrowing availability of approximately $187.5 million under the 2016 Revolving Credit Facility. The terms of the indenture governing the notes permit the incurrence of additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions subject to certain conditions, any of which could have the effect of diminishing our ability to make payments on the Series B notes when due. The terms of the instruments governing our subsidiaries’ indebtedness may also permit such actions.

Our repayment obligations under the Series B notes will be junior to our obligations under our senior indebtedness, including the 2016 Revolving Credit Facility and our syndicated floor plan credit facilities (collectively, the “2016 Credit Facilities”), and structurally subordinated to the obligations of our non-guarantor subsidiaries. The guarantors’ repayment obligations under the guarantees will be junior to their senior indebtedness.

The payment of the principal of, premium, if any, and interest on the Series B notes will be subordinated to the prior payment in full of all of our existing and future senior indebtedness. In the event of a liquidation, dissolution, reorganization or any similar proceeding, our assets will be available to pay obligations on the Series B notes only after senior indebtedness has been paid in full. Therefore, there may not be sufficient assets to pay amounts due on all or any of the Series B notes.

In addition, we may not:

•	pay principal of, premium, if any, and interest on or any other amounts owing in respect of the Series B notes;

•	make any deposit pursuant to defeasance provisions; or

•	purchase, redeem or otherwise retire the Series B notes,

if any senior indebtedness is not paid when due or any other default on senior indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in any case, the default has been cured or waived, and the acceleration has been rescinded or the senior indebtedness has been repaid in full.

Moreover, under certain circumstances, if any non-payment default exists with respect to senior indebtedness, we may not make any payments on the Series B notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See “—If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Series B notes.”

The Series B notes and the guarantees will be unsecured senior subordinated obligations of Sonic and the guarantors. Accordingly, they will be:

•	subordinated to all of our and the guarantors’ existing and future senior debt, whether or not secured, and structurally subordinated to the obligations of our non-guarantor subsidiaries;

•	pari passu with all of our and the guarantors’ existing and future senior subordinated obligations that do not expressly provide that they are subordinated to the Series B notes; and

•

senior to any of our and the guarantors’ existing and future debt that expressly provides that it is subordinated to the Series B notes and effectively senior to all of our debt that is not guaranteed by our subsidiaries.

Assuming all Series A notes are exchanged for Series B notes, as of March 31, 2017, excluding floor plan debt, the Series B notes would have been subordinated to approximately $422.6 million of senior debt of certain of the guarantors and equal in right of payment to approximately $289.3 million of senior subordinated debt. We also would have had up to an additional $187.5 million available for additional borrowings under the 2016 Revolving Credit Facility, all of which would be senior to the Series B notes.

The Series B notes will not be secured by any of our assets or assets of the guarantors. Our floor plan indebtedness is secured by substantially all of the assets of our subsidiaries that receive financing under the respective arrangements. Our construction/mortgage indebtedness is secured by the property acquired with borrowings under such indebtedness.

The indebtedness under the 2016 Credit Facilities is secured by a pledge of substantially all of our assets and the assets of substantially all of our operating domestic subsidiaries, as well as a pledge of the franchise and dealer agreements and stock or equity interests of our dealership subsidiaries, except for those dealership subsidiaries where the applicable manufacturer prohibits such a pledge, in which cases the stock or equity interests of the dealership subsidiary is subject to an escrow arrangement with the administrative agent. All of our operating domestic subsidiaries also guarantee our obligations under the 2016 Credit Facilities.

In the event of a default on the Series B notes or our bankruptcy, liquidation or reorganization, these assets will be available to satisfy the obligations with respect to the indebtedness secured by our assets before any payment therefrom could be made on the Series B notes. Therefore, there may not be sufficient assets to pay amounts due on all or any of the Series B notes.

A significant portion of our outstanding indebtedness and the indebtedness of our subsidiaries is secured by substantially all of our and our subsidiaries’ consolidated assets. As a result, and because the Series B notes are unsecured, there may not be assets available to repay the Series B notes if we were to become insolvent. In addition, the existence of these security interests may adversely affect our financial flexibility.

Indebtedness under the 2016 Credit Facilities is secured by a lien on substantially all of our and our subsidiaries’ assets, including pledges of all or a portion of the capital stock of certain of our subsidiaries. The

Series B notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under the 2016 Credit Facilities, the senior secured creditors under such facilities would have a prior right to our and our subsidiaries’ assets, to the exclusion of our unsecured creditors, including the holders of the Series B notes. In that event, our and our subsidiaries’ assets would first be used to repay in full all indebtedness and other obligations secured by them, resulting in all or a portion of our and our subsidiaries’ assets being unavailable to satisfy the claims of our unsecured indebtedness, including the Series B notes. The creditors under these secured facilities would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we might not have sufficient funds to pay all of our creditors and holders of our unsecured indebtedness, including holders of the Series B notes, might receive less, ratably, than the holders of our senior secured debt and all of our subsidiaries’ debt, and might not be fully paid, or might not be paid at all, even when the holders of our senior secured debt and all of our subsidiaries’ debt receive full payment for their claims. In that event, holders of our unsecured indebtedness, including holders of the Series B notes, would not be entitled to receive any of our assets or the proceeds therefrom. The pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under the 2016 Credit Facilities, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have a material adverse effect on our financial flexibility.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Series B notes.

Any default under the agreements governing our indebtedness, including a default under the 2016 Credit Facilities that is not waived by the required lenders, could result in our inability to pay principal of, premium, if any, and interest on the Series B notes and substantially decrease the market value of the Series B notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal of, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the 2016 Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, if any, the lenders under the 2016 Credit Facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we may seek protection under the bankruptcy code.

If our future operating performance declines to the extent that we are unable to meet our financial covenants under the 2016 Credit Facilities, we may need to request waivers from the required lenders under the 2016 Credit Facilities to avoid being in default. If we are unable to obtain a waiver from the required lenders, we would be in default under the 2016 Credit Facilities, the lenders could exercise their rights as described above, and we may seek protection under the bankruptcy code. See “Description of Notes.”

Our ability to make interest and principal payments when due to holders of the Series B notes depends upon the receipt of sufficient funds from our subsidiaries.

Substantially all of our consolidated assets are held by our subsidiaries and substantially all of our consolidated cash flow and net income are generated by our subsidiaries. Accordingly, our cash flow and ability to service debt, including the Series B notes, depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash. We may receive cash from our subsidiaries in the form of dividends or loans or other distributions. We may use this cash to service our debt obligations or for working capital. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to distribute cash to us or to make funds available to service debt. In addition, the ability of our subsidiaries to pay dividends or make loans or distributions to us is subject to minimum net capital requirements under manufacturer franchise agreements and laws of the state in which a subsidiary is organized and depends on the results of operations of our subsidiaries and other business considerations.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the Series B notes, and to fund planned capital expenditures and our research and development efforts, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in the 2016 Credit Facilities and our other debt agreements, including the indenture governing the Series B notes, the indenture governing the 5.0% Senior Subordinated Notes due 2023 (the “5.0% Notes”), and other agreements we may enter into in the future. In particular, we will need to maintain certain financial ratios under the 2016 Credit Facilities.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the 2016 Credit Facilities or from other sources in an amount sufficient to enable us to pay our debt, including the Series B notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Series B notes, on or before maturity.

We cannot assure you that we will be able to refinance any of our debt, including the 2016 Credit Facilities, on commercially reasonable terms, or at all. In particular, the 2016 Credit Facilities and the 5.0% Notes mature, or may otherwise be subject to repurchase at the option of the holders, prior to the maturity of the Series B notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as sales of assets, sales of equity and/or negotiations with our lenders to restructure the applicable debt. The 2016 Credit Facilities, the indenture governing the Series B notes and the indenture governing the 5.0% Notes may restrict, or market or business conditions may limit, our ability to do some of these things.

The agreements governing our debt, including the Series B notes, the 5.0% Notes and the 2016 Credit Facilities, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the Series B notes.

The indenture governing the Series B notes, the indenture governing the 5.0% Notes and the 2016 Credit Facilities impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including a consolidated liquidity ratio, a consolidated fixed charge coverage ratio and a consolidated total lease adjusted leverage ratio. In addition, among other things, the agreements limit or prohibit our ability to:

•	incur, assume or permit to exist additional indebtedness, guaranty obligations or hedging arrangements;

•	incur liens or agree to negative pledges in other agreements;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	limit the ability of our subsidiaries to enter into agreements restricting dividends and distributions;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the Series B notes;

•	amend or otherwise alter the terms of our organizational documents or our indebtedness, including the Series B notes and other material agreements;

•	sell assets or engage in receivables securitizations;

•	transact with affiliates; and

•	alter the business that we conduct.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities. See “Description of Notes.”

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Series B notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

We may not have the ability to raise the funds necessary to purchase the Series B notes upon a change of control, and our future debt may contain limitations on our ability to repurchase the Series B notes.

Holders of the Series B notes will have the right to require us to repurchase the Series B notes upon the occurrence of a change of control at 101% of their principal amount plus accrued and unpaid interest, if any, as described under “Description of Notes—Purchase of Series B Notes Upon a Change of Control” in this prospectus.

However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Series B notes. In addition, our ability to repurchase the Series B notes may be limited by law or by agreements governing our then outstanding indebtedness. Our failure to repurchase Series B notes at a time when the repurchase is required by the indenture would constitute an event of default under the indenture. An event of default under the indenture or the change of control itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Series B notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase the Series B notes.

Upon the occurrence of a change of control, you have the right to require us to repurchase your Series B notes. However, the change of control provisions will not afford protection to holders of Series B notes in the event of certain other transactions that could adversely affect the Series B notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring us to repurchase the Series B notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Series B notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Series B notes.

Our credit ratings may not reflect the risks of investing in the Series B notes and any downgrade of our credit ratings generally may cause the trading price of the Series B notes to fall.

The Series B notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the Series B notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the Series B notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the Series B notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Series B notes.

If one or more rating agencies that rate the Series B notes reduces their rating in the future, or announces their intention to put the Series B notes on credit watch, the market price of the Series B notes could be harmed. Future downgrades of our credit ratings in general could also cause the trading price of the Series B notes to decrease and increase our corporate borrowing costs.

Provisions in the indenture for the Series B notes may deter or prevent a business combination that may be favorable to you.

If a change of control occurs prior to the maturity date of the Series B notes, holders of the Series B notes will have the right, at their option, to require us to repurchase all or a portion of their Series B notes. In addition, the indenture for the Series B notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Series B notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

The guarantees may not be enforceable because of fraudulent conveyance laws.

Our obligations under the Series B notes will be guaranteed by all of our operating domestic subsidiaries. If a court were to find, pursuant to federal bankruptcy or state fraudulent transfer laws or otherwise, that:

•

the guarantees were incurred by the guarantors with intent to hinder, delay or defraud any present or future creditor or the guarantors contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

•	a guarantor, at the time it incurred the indebtedness evidenced by the guarantee, did not receive fair consideration or reasonably equivalent value for issuing its guarantee and the guarantor

•	was insolvent,

•	was rendered insolvent by reason of the issuance of the guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital to carry on its business,

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured or

•	was a defendant in an action for money damages or had a judgment for money damages docketed against it (in either case, if after final judgment, the judgment remained unsatisfied),

the court could avoid or subordinate the guarantee in favor of the guarantor’s other creditors. Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the Series B notes and be subject to a claim that, because the guarantees were incurred for the benefit of Sonic, and only indirectly for the benefit of the guarantors, the obligations of the guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration. If a party challenging the validity of the guarantees was successful, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measure of insolvency of the guarantor for these purposes will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent:

•	if the sum of the company’s debts, including contingent liabilities, is greater than the saleable value of all of the company’s assets at a fair valuation,

•

if the present fair saleable value of the company’s assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or

•	if the company could not pay its debts as they become due.

We cannot assure you what standards a court would apply to determine whether a guarantor was insolvent at the relevant time. To the extent that a guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Series B notes would cease to have any claim in respect of the guarantor and would be creditors solely of ours and the other guarantors whose guarantees had not been avoided or held unenforceable. In this event, the claims of the holders of the Series B notes against the issuer of an invalid guarantee would be subject to the prior payment in full of all liabilities of the guarantor thereunder. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Series B notes relating to the voided guarantees.

The guarantees may be released under certain circumstances, including upon resale, exchange or transfer by us of the stock of the related guarantor or all or substantially all of the assets of the guarantor to a non-affiliate. See “Description of Notes—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness.”

In addition, to the extent that a court were to find that the issuance of the Series B notes violated federal or state fraudulent transfer or conveyance laws, in the manner described above with respect to the guarantors, the court could void a guarantor’s obligation under its guarantee or take other action detrimental to the holders of the Series B notes such as avoiding or modifying our obligations to holders of the Series B notes in favor of our other creditors. To the extent that the issuance of the Series B notes were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Series B notes would cease to have any claim against us and would be creditors solely of the guarantors whose guarantees had not been avoided or held unenforceable. In this event, the claims of the holders of the Series B notes against us would be subject to the prior payment in full of all of our liabilities. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Series B notes.

There is currently no market for the Series B notes. We cannot assure you that an active trading market will develop for the Series B notes.

The Series B notes are a new issue of securities. There is no established trading market for the Series B notes. We do not intend to apply for listing of the Series B notes on any securities exchange or for quotation of the Series B notes on any automated dealer quotation system. The liquidity of, and trading market for, the Series B notes also may be adversely affected by general declines in the market or by declines in the market for similar securities or a decline in our share price. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected consolidated income statement data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 are derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016. The selected consolidated income statement data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 are derived from our audited consolidated financial statements as of and for such years, which are not included in or incorporated by reference into this prospectus. The selected consolidated income statement data for the three months ended March 31, 2017 and 2016 and the selected consolidated balance sheet data as of March 31, 2017 are derived from our unaudited consolidated financial statements, which are incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The selected consolidated balance sheet data as of March 31, 2016 is derived from our unaudited consolidated financial statements as of and for the three months ended March 31, 2016, which are not included in or incorporated by reference into this prospectus. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of our results of operations and financial position. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. This selected consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, which are incorporated by reference into this prospectus.

We have accounted for all of our dealership acquisitions using the purchase method of accounting and, as a result, we do not include in our consolidated financial statements the results of operations of acquired dealerships prior to the date they were acquired. The selected consolidated financial and operating data discussed below reflects the results of operations and financial position of each of the dealerships acquired prior to March 31, 2017. As a result of the effects of our acquisitions and other potential factors in the future, the selected consolidated financial and operating data set forth below is not necessarily indicative of our results of operations and financial position in the future or the results of operations and financial position that would have resulted had such acquisitions occurred at the beginning of the periods presented below.

The following financial and operating data for all periods presented reflects our reclassification of franchises between continuing operations and discontinued operations as of March 31, 2017, which we performed in accordance with the provisions of “Presentation of Financial Statements” in the ASC and as reflected in our Annual Report on Form 10-K for the year ended December 31, 2016.

	Year Ended December 31,					Three Months Ended March 31,
	2016	2015	2014	2013	2012	2017	2016
	(Dollars in thousands, except per share data)
Income Statement Data:
Revenues:
New vehicles	$5,234,505	$5,265,401	$5,124,029	$4,989,185	$4,715,924	$1,171,932	$1,164,570
Used vehicles	2,533,122	2,512,024	2,310,247	2,176,034	2,053,477	634,474	598,355
Wholesale vehicles	211,048	155,339	166,158	175,328	183,326	46,310	44,374

Total vehicles	7,978,675	7,932,764	7,600,434	7,340,547	6,952,727	1,852,716	1,807,299
Parts, service and collision repair	1,409,819	1,364,947	1,296,570	1,230,178	1,162,319	352,043	346,054
Finance, insurance and other, net	343,285	326,588	300,095	272,443	250,422	83,063	81,273

Total revenues	9,731,779	9,624,299	9,197,099	8,843,168	8,365,468	2,287,822	2,234,626
Cost of sales:
New vehicles	(4,973,911)	(4,997,472)	(4,835,403)	(4,699,582)	(4,437,575)	(1,113,654)	(1,106,146)
Used vehicles	(2,374,537)	(2,349,982)	(2,153,001)	(2,025,634)	(1,910,023)	(593,641)	(557,824)
Wholesale vehicles	(218,364)	(162,707)	(169,774)	(183,259)	(189,301)	(47,482)	(45,452)

Total vehicles	(7,566,812)	(7,510,161)	(7,158,178)	(6,908,475)	(6,536,899)	(1,754,777)	(1,709,422)
Parts, service and collision repair	(735,693)	(699,526)	(673,021)	(633,086)	(593,416)	(182,699)	(180,054)

Total cost of sales	(8,302,505)	(8,209,687)	(7,831,199)	(7,541,561)	(7,130,315)	(1,937,476)	(1,889,476)
Gross profit	1,429,274	1,414,612	1,365,900	1,301,607	1,235,153	350,346	345,150
Selling, general and administrative expenses	(1,110,856)	(1,110,565)	(1,067,433)	(1,003,125)	(949,026)	(292,234)	(284,375)
Impairment charges	(8,063)	(17,955)	(6,594)	(9,872)	(440)	(510)	—
Depreciation and amortization	(77,446)	(68,799)	(58,260)	(54,007)	(45,285)	(21,153)	(18,470)

Operating income (loss)	232,909	217,293	233,613	234,603	240,402	36,449	42,305
Other income (expense):
Interest expense, floor plan	(27,716)	(21,326)	(18,793)	(21,954)	(19,454)	(8,387)	(6,436)
Interest expense, other, net	(50,106)	(50,910)	(53,190)	(55,485)	(60,090)	(13,409)	(12,339)
Other income (expense), net	125	99	97	(28,143)	(19,625)	(14,501)	104

Total other income (expense)	(77,697)	(72,137)	(71,886)	(105,582)	(99,169)	(36,297)	(18,671)

Income (loss) from continuing operations before taxes	155,212	145,156	161,727	129,021	141,233	152	23,634
Provision for income taxes for continuing operations—benefit (expense)	(60,696)	(57,065)	(63,168)	(44,343)	(49,972)	(172)	(9,170)

Income (loss) from continuing operations	94,516	88,091	98,559	84,678	91,261	(20)	14,464

Discontinued operations:
Income (loss) from discontinued operations before taxes	(2,121)	(2,883)	(2,164)	(4,017)	(4,484)	(868)	261
Provision for income taxes for discontinued operations—benefit (expense)	798	1,103	822	957	2,324	347	(101)

Income (loss) from discontinued operations	(1,323)	(1,780)	(1,342)	(3,060)	(2,160)	(521)	160

Net income (loss)	$93,193	$86,311	$97,217	$81,618	$89,101	$(541)	$14,624

Other Financial Data:
Basic income (loss) from continuing operations per common share	$2.07	$1.74	$1.89	$1.60	$1.68	$—	$0.31
Diluted income (loss) from continuing operations per common share	2.06	1.73	1.87	1.59	1.56	—	0.31
Cash dividends declared per common share	0.20	0.11	0.10	0.10	0.10	0.05	0.05
Ratio of earnings to fixed charges (a)	2.4x	2.4x	2.6x	2.2x	2.3x	1.0x	1.9x

Balance Sheet Data (at end of period):
Total assets	$3,639,336	$3,562,381	$3,168,253	$3,051,170	$2,776,722	$3,607,635	$3,431,371
Total long-term debt (b)	882,678	814,582	758,530	748,373	629,385	947,384	843,744
Total long-term liabilities (including long-term debt)	1,020,295	952,149	885,331	861,211	744,610	1,087,410	987,440
Stockholders’ equity	725,164	729,048	666,718	613,639	526,545	722,278	666,457

(a)	For purposes of the ratio of earnings to fixed charges: (1) earnings consist of income from continuing operations before provision for income taxes plus fixed charges (excluding capitalized interest) and (2) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. The ratio of earnings to fixed charges is calculated by adding fixed charges (as defined above) to earnings (as defined above) and dividing the sum by fixed charges.

(b)	Long-term debt, including current portion.

THE EXCHANGE OFFER

Background and Reasons for the Exchange Offer

We issued the Series A notes that are subject to this exchange offer on March 10, 2017 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with the sale of the Series A notes that are subject to this exchange offer, we entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers, under which we agreed to offer to exchange the Series A notes for publicly tradeable notes having terms identical in all material respects to those of the Series A notes.

In particular, under the registration rights agreement, we agreed, for the benefit of the holders of the Series A notes, at our cost, to use our commercially reasonable efforts:

(a)	to file with the Commission a registration statement with respect to the exchange offer for the Series B notes,

(b)	to cause the exchange offer registration statement to be declared effective under the Securities Act,

(c)	to keep the exchange offer registration statement effective until the closing of this exchange offer and

(d)	to cause the exchange offer to be consummated on or before December 5, 2017.

The exchange offer being conducted with this prospectus, if consummated within the required time period, will satisfy our obligations under the registration rights agreement except in limited circumstances. This prospectus, together with the related letter of transmittal, is being sent to all beneficial holders of Series A notes known to us.

Promptly after this registration statement has been declared effective, we will offer the Series B notes in exchange for surrender of the Series A notes. We will keep the exchange offer open for a period of not less than 30 calendar days after the date notice of the exchange offer is mailed to the holders of the Series A notes (or longer if required by applicable law). For each Series A note validly tendered to us pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of each Series A note will receive a Series B note having a principal amount equal to that of the tendered Series A note. Interest on each Series B note will accrue from the last date on which interest was paid on the tendered Series A note in exchange therefor or, if no interest has been paid on the Series A note, from March 10, 2017.

Based on an interpretation of the Securities Act by the staff of the Commission set forth in several no action letters to third parties, and subject to the immediately following sentence, we believe that the Series B notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Series A notes who is an “affiliate” of Sonic (within the meaning of Rule 405 of the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the Series B notes (a) will not be able to rely on the interpretation by the staff of the Commission set forth in the no-action letters of the Commission’s staff, (b) will not be able to tender Series A notes in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the Series A notes who wishes to exchange Series A notes for Series B notes in the exchange offer will be required to make certain representations, including that:

(a)	it is neither an affiliate of Sonic nor a broker/dealer tendering Series A notes acquired directly from Sonic for its own account,

(b)	any Series B notes to be received by it were acquired in the ordinary course of its business and

(c)	it has no arrangement or understanding with any person to participate in the exchange offer for the purpose of a distribution of such Series B Notes.

In addition, in connection with any resales of Series B notes, any broker/dealer (a “Participating Broker-Dealer”) who acquired the Series A notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Series B notes (other than a resale of an unsold allotment from the original sale of the Series A notes) with the prospectus contained in the exchange offer registration statement. We will allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such Series B notes, subject to limitations set forth in the registration rights agreement.

If any changes in law or the applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, or if for any other reason the exchange offer registration statement is not consummated within 270 days of the date of original issue of the Series A notes, or upon the request of any of the initial purchasers with respect to Series A notes not eligible to be exchanged for Series B notes, or if a holder of the Series A notes is not permitted by applicable law to participate in the exchange offer or elects to participate in the exchange offer but does not receive freely tradable Series B notes pursuant to the exchange offer (other than due solely to the status of such holder as an “affiliate” of ours within the meaning of the Securities Act), we will, at our cost, use:

(a)	our reasonable best efforts to file with the Commission a shelf registration statement as soon as practicable after the filing obligation arises covering resales of the Series A notes,

(b)	our commercially reasonable efforts to cause such shelf registration statement to be declared effective promptly under the Securities Act and

(c)	our reasonable best efforts to keep such shelf registration statement continuously effective until the earliest of (i) two years after the original issue date of the Series A notes, (ii) such time as all of the Series A notes have been sold thereunder or (iii) the date upon which all notes covered by such shelf registration statement become eligible for resale under Rule 144, without regard to volume, manner of sale or other restrictions contained in Rule 144.

We will, in the event that a shelf registration statement is filed, provide to each holder whose Series A notes are registered under such shelf registration statement copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series A notes. A holder that sells Series A notes pursuant to a shelf registration statement for the Series A notes will be required to be named as a selling security holder of the Series A notes in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

If (A) we have not exchanged Series B notes for all Series A notes validly tendered in accordance with the terms of an exchange offer or a shelf registration statement has not been declared effective under the Securities Act during the registration period contemplated by the registration rights agreement or (B) if applicable, a shelf registration statement covering resales of the Series A notes has been declared effective and such shelf registration statement ceases to be effective at any time during the effectiveness period (subject to certain exceptions) (each such event referred to in clause (A) and clause (B), a “registration default”), then additional interest (“additional interest”) shall accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; provided, that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) (any such additional interest to be calculated by us) commencing on (x) the first day after the expiration of the registration period contemplated by the registration rights agreement (in the case of clause (A) above) or (y) the day such shelf registration statement ceases to be effective (in the case of clause (B) above); provided, however, that upon the issuance of exchange notes for all notes tendered (in the case of clause (A) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above), additional interest on such notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

The form and terms of the Series B notes are identical in all material respects to the form and terms of the Series A notes. The Series B notes will be registered under the Securities Act. The Series A notes are not registered under the Securities Act. As a result, the Series B notes issued in the exchange offer will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Series A notes. Upon the completion of the exchange offer, you will not be entitled to any liquidated damages on your Series A notes or any further registration rights under the registration rights agreement except under limited circumstances. The exchange offer is not extended to holders of Series A notes in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

In this section entitled “The Exchange Offer,” the term “holder” means:

•	any person in whose name the Series A notes are registered on our books; and

•	any person whose Series A notes are held of record by DTC or its nominee and who wants to deliver these Series A notes by book-entry transfer at DTC.

Terms of the Exchange Offer

We are offering to exchange $250.0 million in aggregate principal amount of our 6.125% Senior Subordinated Notes due 2027, Series B that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 6.125% Senior Subordinated Notes due 2027, Series A.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Series A notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date of the exchange offer. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of outstanding Series A notes we accept in the exchange offer. You may tender some or all of your Series A notes under the exchange offer. The exchange offer is not conditioned upon any minimum amount of Series A notes being tendered.

The form and terms of the Series B notes will be the same as the form and terms of the Series A notes, except that:

•	the Series B notes will be registered under the Securities Act and, thus, will not be subject to the restrictions on transfer or bear legends restricting their transfer; and

•	the Series B notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

The Series B notes will evidence the same debt as the Series A notes and will be issued under, and be entitled to the benefits of, the indenture, as supplemented, governing the Series A notes. The Series B notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Series A notes. Accordingly, registered holders of Series B notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the

Series A notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the Series A notes on that record date.

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture, as supplemented. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Series A notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Series B notes from us. If we do not accept any tendered notes because of an invalid tender or for any other reason, the exchange agent will return certificates for any unaccepted Series A notes without expense to the tendering holder promptly after the Expiration Date.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on July 13, 2017, unless we, in our sole discretion, extend the exchange offer. The term “Expiration Date” means July 13, 2017, unless we extend the exchange offer, in which case the term “Expiration Date” means the latest date to which the exchange offer is extended. If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and give each registered holder notice of the extension by means of a press release or other public announcement, which notice shall include the approximate number of Series A notes tendered to date, before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We reserve the right, in our sole discretion, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under “—Conditions” have not been satisfied or waived by giving oral (promptly confirmed in writing) or written notice to the exchange agent of the extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will, as promptly as practicable, give written notice of any extension, amendment or termination of the exchange offer to the holders of the Series A notes.

If the exchange offer is amended in a manner determined by us to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the Series A notes of the amendment. The exchange offer will then be extended so at least five business days remain from the date that notice of such amendment is provided until the Expiration Date. Depending upon the significance of any other amendment, we may extend the exchange offer as required by law if it otherwise would expire during the extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering Series A Notes

Any tender of Series A notes that is not withdrawn prior to the Expiration Date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender Series A notes in the exchange offer must do either of the following prior to 5:00 p.m., New York City time, on the Expiration Date:

•

properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “—Exchange Agent”; or

•	if the Series A notes are tendered under the book-entry transfer procedures described below under “—Book-Entry Transfer,” transmit to the exchange agent an agent’s message.

In addition, one of the following must occur prior to 5:00 p.m., New York City time, on the Expiration Date:

•	the exchange agent must receive certificates representing your Series A notes, along with the letter of transmittal; or

•

the exchange agent must receive a timely confirmation of book-entry transfer of the Series A notes into the exchange agent’s account at DTC under the procedures for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by the book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

The tender by a holder of Series A notes will constitute an agreement between the holder and Sonic in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Only a holder of Series A notes may tender Series A notes in the exchange offer. Holders may also request their respective duly authorized brokers, dealers, commercial banks, trust companies or nominees to effect a tender for the holders.

Delivery of all documents must be made to the exchange agent at the address set forth below under “—Exchange Agent.” Do not send letters of transmittal or Series A notes to us. The method of delivery of Series A notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the Expiration Date.

Generally, an eligible institution (as defined below) must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the Series A notes are tendered:

•	by a registered holder of the Series A notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm (each an “eligible institution”) which is:

•	a member of a registered national securities exchange;

•	a member of the Financial Industry Regulatory Authority, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding Series A notes, the Series A notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the Series A notes and an eligible institution must guarantee the signature on the power of attorney.

If the letter of transmittal or any Series A notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act. If you wish to tender Series A notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

If you wish to tender on your behalf, you must, before completing the procedures for tendering Series A notes, either register ownership of the Series A notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Series A notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Series A notes not properly tendered or Series A notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular Series A notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person has any duty to give notification of defects or irregularities with respect to tenders of Series A notes. In addition, neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your Series A notes.

By tendering, you will represent to us that, among other things:

•	the Series B notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the Series B notes;

•	you have no arrangement or understanding with any person to participate in the exchange offer for the purpose of a distribution of such Series B Notes; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act, or a broker/dealer tendering Series A notes acquired directly from us for its own account.

If you or the person receiving your Series B notes is our “affiliate,” as defined under Rule 405 of the Securities Act, or is participating in the exchange offer for the purpose of distributing the Series B notes, you or that other person (1) cannot rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in any resale transaction.

If you are a broker-dealer and you will receive Series B notes for your own account in exchange for Series A notes, where such Series A notes were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the Series B notes.

Acceptance of Series A Notes for Exchange; Delivery of Series B Notes

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the Expiration Date, all Series A notes properly tendered and promptly issue the Series B notes.

For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Series A notes for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice of that acceptance to the exchange agent. For each Series A note accepted for exchange, you will receive a Series B note having a principal amount equal to that of the surrendered Series A note.

In all cases, we will issue Series B notes for Series A notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives (1) certificates for your Series A notes or a timely confirmation of book-entry transfer of your Series A notes into the exchange agent’s account at DTC and (2) a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message. If we do not accept any tendered Series A notes for any reason set forth in the terms of the exchange offer or if you submit Series A notes for a greater principal amount than you desire to exchange, the exchange agent will return the unaccepted or non-exchanged Series A notes to you, without cost, promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of Series A notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged Series A notes to your account maintained with DTC promptly after withdrawal, rejection of tender or termination of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the Series A notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of Series A notes by causing DTC to transfer the Series A notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Series A notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message instead of a letter of transmittal, and all other required documents at its address listed below under “—Exchange Agent” on or before the Expiration Date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your Series A notes and your Series A notes are not immediately available, or you cannot deliver your Series A notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the Expiration Date, then you may participate in the exchange offer if:

(1)	the tender is made through an eligible institution;

(2)	before the Expiration Date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail, or overnight or hand delivery, containing (a) the name and address of the holder and the principal amount of Series A notes tendered, (b) a statement that the tender is being made thereby and (c) a guarantee that within three New York Stock Exchange trading days after the Expiration Date, the certificates representing the Series A notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered Series A notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal Rights

You may withdraw your tender of Series A notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “—Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the Series A notes to be withdrawn;

•

identify the Series A notes to be withdrawn, including the principal amount, or, in the case of Series A notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

•	if certificates for Series A notes have been transmitted, specify the name in which those Series A notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the exchange agent the certificates for Series A notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Series A notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any Series A notes that have been tendered but that are not exchanged for any reason to the holder, without cost, promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of Series A notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Series A notes will be credited to an account maintained with DTC for the Series A notes. You may retender properly withdrawn Series A notes by following one of the procedures described under “—Procedures for Tendering Series A Notes” at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange Series B notes for, any Series A notes if, among other things, prior to the expiration of the exchange offer:

(1)	any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

(2)	the exchange offer, or the making of any exchange by a holder of Series A notes, would violate any applicable law or applicable interpretation by the staff of the SEC.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We may waive these conditions in our discretion in whole or in part at any time and from time to time prior to the expiration of the exchange offer. If we waive a condition, we may be required in order to comply with applicable securities laws to extend the Expiration Date of the exchange offer. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time prior to the expiration of the exchange offer; provided, however, that if we decide to waive a condition, we will announce such decision in a manner reasonably calculated to inform holders of the Series A notes of such waiver. All conditions will be satisfied or waived prior to the expiration of the exchange offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent at the following address, telephone number and facsimile number:

U.S. Bank National Association

111 Fillmore Ave E

St. Paul, Minnesota 55107

Attention: Specialized Finance

(800) 934-6802 (telephone)

(651) 466-7372 (facsimile)

If you deliver letters of transmittal or any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

The exchange agent is also the trustee under the indenture governing the Series A notes and the Series B notes, as well as the indentures governing our other outstanding notes. We may from time to time enter into other commercial relationships with the exchange agent.

Fees and Expenses

We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your Series A notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

You will not be obligated to pay any transfer taxes, unless you instruct us to register Series B notes in the name of, or request that Series A notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Consequences of Failure to Exchange Series A Notes

If you are eligible to participate in the exchange offer but do not tender your Series A notes, you will not have any further registration rights. Your Series A notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the Series A notes that are not exchanged only:

•	to us;

•

so long as the Series A notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

•

to an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is acquiring the Series A notes for its own account or for the account of an institutional accredited investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

•	under any effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the Series A notes under the Securities Act.

Accounting Treatment

The Series B notes will be recorded at the same carrying value as the Series A notes. Accordingly, we will not recognize any gain or loss on the exchange for accounting purposes.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

DESCRIPTION OF NOTES

The 6.125% Senior Subordinated Notes due 2027, Series B (the “Series B notes”) will be issued under an Indenture (the “Indenture”) among Sonic, the Guarantors and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee (the “Trustee”). The 6.125% Senior Subordinated Notes due 2027, Series A (the “Series A notes”) were issued under the same Indenture. The terms of the Series A notes and the Series B notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Parenthetical references to “Section” mean the applicable section of the Indenture.

The following summary of the material provisions of the Indenture governing the Series B notes does not purport to be complete, and where reference is made to particular provisions of the Indenture, these provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.” In this description, the word “Company” refers only to Sonic Automotive, Inc. and not to its subsidiaries.

The form and terms of the Series A notes and the Series B notes are identical except that:

•	the Series B notes have been registered under the Securities Act and, therefore, will not bear legends restricting transfers; and

•

holders of the Series B notes will not be, and upon consummation of the exchange offer, holders of the Series A notes will no longer be, entitled to rights under the registration rights agreement, except in limited circumstances described elsewhere in this prospectus.

Brief Description of the Series B Notes and Guarantees

The Series B notes:

(a)	will be issued in the aggregate principal amount of up to $250.0 million;

(b)	are unsecured obligations of the Company;

(c)	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the 2016 Credit Facilities;

(d)	are pari passu in right of payment with any existing and future senior subordinated Indebtedness of the Company, including our 5.0% Senior Subordinated Notes due 2023; and

(e)	are fully and unconditionally guaranteed, jointly and severally, by the Guarantors, subject to customary release provisions. See “—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness” for a description of the circumstances under which a Guarantee may be automatically released.

The Guarantees:

The Series B notes are guaranteed by all of our operating domestic Subsidiaries as of the Issue Date. Under the circumstances described below under the caption “—Certain Covenants—Limitation on Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Series B notes.

Each Guarantee of the Series B notes:

(a)	is a unsecured obligation of the Guarantor;

(b)	is subordinated in right of payment to all existing and future Senior Guarantor Indebtedness of the Guarantor; and

(c)	is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

Principal, Maturity and Interest

The Series B notes issued in this exchange offer will mature on March 15, 2027, will be issued in up to $250,000,000 aggregate principal amount, subject to the Company’s ability to issue additional Series B notes of the same series as the Series B notes, and will be unsecured senior subordinated obligations of the Company. As described in “The Exchange Offer,” we have agreed to exchange all $250.0 million outstanding Series A notes for $250.0 million of Series B notes. Each Series B note will bear interest at the rate of 6.125% per annum from the date of its issuance, or from the most recent interest payment date to which interest has been paid on the Series A notes accepted for exchange, payable semiannually in arrears on March 15 and September 15 in each year, commencing September 15, 2017, to the person in whose name the Series B note (or any predecessor note) is registered at the close of business on the March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. (Sections 202, 301 and 309) Interest will cease to accrue on a Series B note upon its maturity, redemption or repurchase by us on the terms and subject to the conditions specified in the Indenture.

If any interest payment date, maturity date, redemption date or purchase date of a Series B note falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date, redemption date or purchase date, as the case may be, to the date of that payment on the next succeeding business day.

We may from time to time, without notice to or the consent of the holders of the Series B notes, create and issue further notes ranking equally with the Series B notes in all respects, subject to the limitations described under the caption “—Certain Covenants—Limitation on Indebtedness.” The total amount of Series B notes which may be issued under the Indenture is unlimited. Any further Series B notes may be consolidated and form a single series with the Series B notes, vote together with the Series B notes and have the same terms as to status, redemption or otherwise as the Series B notes, although any further Series B notes that are not fungible for U.S. federal income tax purposes with the Series B notes being issued hereby (and any other further notes) will trade under a separate CUSIP number from the Series B notes being issued hereby (and any such other further notes) (and will also be treated as a separate class for transfers and exchanges). References to Series B notes in this “Description of Notes” include these additional notes if they are in the same series, unless the context requires otherwise.

Issuance and Methods of Receiving Payments on the Series B Notes

Principal of, premium, if any, and interest on the Series B notes will be payable, and the Series B notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. (Sections 301, 305 and 1002) The Series B notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000. (Section 302) No service charge will be made for any registration of transfer, exchange or redemption of Series B notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

Subsidiary Guarantees

Payment of the Series B notes will be guaranteed by the Guarantors, fully and unconditionally, jointly and severally, on a senior subordinated basis, subject to customary release provisions. The Guarantors are comprised of all of the direct and indirect operating domestic Restricted Subsidiaries of the Company on the Issue Date. Substantially all of the Company’s operations are conducted through these subsidiaries. The Company has no independent assets or operations. The subsidiaries that are not Guarantors are considered to be minor. In addition, if any Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company’s obligations under the Series B notes. If the Company defaults in payment of the principal of, premium, if any, or interest on the Series B notes, each of the Guarantors will be fully and unconditionally, and jointly and severally, obligated to duly and punctually pay the same, subject to customary release provisions.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount that would not render the Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligations under its Guarantee could be significantly less than amounts payable with respect to the Series B notes, or a Guarantor may have effectively no obligation under its Guarantee. See “Risk Factors—Risks Related to the Series B Notes—The guarantees may not be enforceable because of fraudulent conveyance laws.” Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released pursuant to the provisions of subsection (c) under “—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness.” The Company also may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Series B notes by such Restricted Subsidiary on the basis provided in the Indenture.

Optional Redemption

The Series B notes will be subject to redemption at any time on or after March 15, 2022 at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, in amounts of $2,000 or an integral multiple $1,000, at the following redemption prices (expressed as percentages of the principal amount thereof), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2022	103.063%
2023	102.042%
2024	101.021%
2025	100.000%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

In addition, at any time and from time to time on or prior to March 15, 2020, the Company may redeem up to an aggregate of 35% of the aggregate principal amount of the Series B notes issued under the Indenture at a redemption price equal to 106.125% of the aggregate principal amount of the Series B notes redeemed, plus accrued and unpaid interest, if any, to the redemption date with Net Cash Proceeds from the issuance of any Qualified Capital Stock, provided, that

•	at least 65% of the aggregate principal amount of the Series B notes issued under the Indenture must remain outstanding immediately after any such redemption; and

•	the redemption must occur no later than 60 days after such issuance and sale of Qualified Capital Stock.

At any time and from time to time prior to March 15, 2022, the Company may redeem all or a part of the Series B notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series B notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Selection of Series B Notes to be Redeemed

If less than all of the Series B notes are to be redeemed, the Trustee shall select the Series B notes or portions of them to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Series B notes are listed. If the Series B notes are not so listed, the Trustee shall select them by lot or by any other method in accordance with the Trustee’s customary procedures; provided, that Series B notes redeemed in part shall be redeemed only in integral multiples of $1,000 (subject to the procedures of The Depository Trust Company or any other Depositary in the case of Series B notes in global form). (Sections 203, 1101, 1104, 1105 and 1107)

In connection with any redemption of Series B notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of securities offerings or other corporate transactions. In addition, if such redemption or notice is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Sinking Fund

The Series B notes will not be entitled to the benefit of any sinking fund.

Purchase of Series B Notes Upon a Change of Control

General

If a Change of Control shall occur at any time, then each holder of Series B notes shall have the right to require that the Company purchase such holder’s Series B notes in whole or in part in integral multiples of $1,000, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the aggregate principal amount of such Series B notes, plus accrued and unpaid interest, if any, to but excluding the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described below (the “Change of Control Offer”) and in accordance with the other procedures set forth in the Indenture.

Procedure

Within 30 days of any Change of Control, or at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company shall notify the Trustee in writing and give written notice of the Change of Control to each holder of Series B notes electronically for global Series B notes, or by first-class mail, postage prepaid, at his address appearing in the security register for physical Series B notes. The notice will state, among other things,

(1)	that a Change of Control has occurred or will occur and the date of the event;

(2)	the circumstances and relevant facts regarding the Change of Control (including, but not limited to, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3)	the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;

(4)	that any Series B note not tendered will continue to accrue interest;

(5)	that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Series B notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(6)	certain other procedures that a holder of Series B notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1014)

Stipulations

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient or be able to obtain financing to pay the Change of Control Purchase Price for all or any of the Series B notes that might be delivered by holders of the Series B notes seeking to accept the Change of Control Offer. See “—Ranking.” The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Series B notes the rights described under the caption “—Events of Default.”

In addition to the obligations of the Company under the Indenture with respect to the Series B notes and our indentures governing our other outstanding notes in the event of a Change of Control, all of the Company’s Indebtedness under any Inventory Facility, any Credit Facility and certain Mortgage Loans, leases and interest rate swap arrangements also contain an event of default upon a Change of Control as defined therein which obligates the Company to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder. In addition, a Change of Control could result in a termination or nonrenewal of one or more of the Company’s franchise agreements or its other agreements with the Manufacturers.

The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law, the governing law of the Indenture, to represent a specific quantitative test. As a consequence, in the event the holders of the Series B notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require the Company to repurchase the holder’s Series B notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indenture will not afford holders of the Series B notes the right to require the Company to repurchase the Series B notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the Company that may adversely affect holders of the Series B notes, unless such transaction is a transaction defined as a Change of Control. A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Company, will only result in a Change of Control if it is the type of transaction specified by such definition.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

The Company will not be required to make a Change of Control Offer upon or in anticipation of a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Series B notes validly tendered and not withdrawn under such Change of Control Offer.

You should note that case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, the Company may nevertheless avoid triggering a Change of Control under a clause similar to this provision if the outgoing directors were to approve the new directors for the purpose of such Change of Control clause.

Ranking

General

The payment of the principal of, premium, if any, and interest on, the Series B notes will be subordinated, as set forth in the Indenture, in right of payment, to the prior payment in full of all Senior Indebtedness. The Series B notes will be senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company.

Payment Stoppages

Upon the occurrence of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period and after the receipt by the Trustee from a representative of holders of any Designated Senior Indebtedness (collectively, a “Senior Representative”) of written notice of such default, no payment (other than payments previously made or set aside pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding Permitted Junior Payments) may be made on account of the principal of, premium, if any, or interest on, the Series B notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of, the Series B notes unless and until such default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full after which the Company shall resume making any and all required payments in respect of the Series B notes, including any missed payments.

Upon the occurrence and during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated immediately (a “Non-payment Default”) and after the receipt by the Trustee and the Company from a Senior Representative of written notice of such Non-payment Default, no payment (other than payments previously made or set aside pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) or distribution of any assets of the Company of any kind or character (excluding Permitted Junior Payments) may be made by the Company or any Subsidiary on account of the principal of, premium, if any, or interest on, the Series B notes or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Series B notes for the period specified below (the “Payment Blockage Period”).

The Payment Blockage Period shall commence upon the receipt of written notice of the Non-payment Default by the Trustee and the Company from a Senior Representative and shall end on the earliest of:

(i)	the 179th day after such commencement;

(ii)	the date on which such Non-payment Default (and all other Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full; or

(iii)	the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company (who shall be required in turn to promptly provide a copy to the Trustee) or the Trustee from the Senior Representative initiating such Payment Blockage Period.

After the occurrence of any of the dates set forth in clauses (i), (ii) or (iii), the Company will promptly resume making any and all required payments in respect of the Series B notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company and the Trustee of the written notice initiating such Payment Blockage Period (such 179-day period referred to as the “Initial Period”). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, premium, if any, or interest on, the Series B notes may not be made, may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

If the Company fails to make any payment on the Series B notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Series B notes to accelerate the maturity thereof. See “—Events of Default.”

Liquidation/Insolvency

The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full before any payment or distribution, excluding distributions of Permitted Junior Payments, is made on account of the principal of, premium, if any, or interest on the Series B notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Series B notes (other than payments previously made pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”).

By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Series B notes. Funds which would be otherwise payable to the holders of the Series B notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full and the Company may be unable to meet its obligations fully with respect to the Series B notes.

Guarantees

Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future Indebtedness of such Guarantor that is expressly subordinated to Senior Guarantor Indebtedness. The Indebtedness evidenced by the Guarantees will be subordinated to Senior Guarantor Indebtedness to substantially the same extent as the Series B notes are subordinated to Senior Indebtedness and during any period when payment on the Series B notes is blocked by Designated Senior Indebtedness, payment on the Guarantees is similarly blocked.

Related Definitions

“Senior Indebtedness” means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Series B notes. Notwithstanding the foregoing, “Senior Indebtedness” shall (x) include any Inventory Facility and any Credit Facility to the extent the Company is a party to them and (y) not include:

(i)	Indebtedness evidenced by the Series A notes or the Series B notes;

(ii)	Indebtedness evidenced by our 5.0% Senior Subordinated Notes due 2023;

(iii)	Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company;

(iv)	Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Company;

(v)	Indebtedness which is represented by Redeemable Capital Stock;

(vi)	any liability for foreign, federal, state, local or other taxes owed or owing by the Company to the extent such liability constitutes Indebtedness;

(vii)	Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate’s Subsidiaries;

(viii)	to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Company, and amounts owed by the Company for compensation to employees or services rendered to the Company;

(ix)	that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture; and

(x)	Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

“Designated Senior Indebtedness” means (i) all Senior Indebtedness under any Inventory Facility, any Mortgage Loans or any Credit Facility and (ii) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25.0 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as “Designated Senior Indebtedness” by the Company.

“Senior Guarantor Indebtedness” means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantee. Notwithstanding the foregoing, “Senior Guarantor Indebtedness” shall (x) include any Inventory Facility, any Mortgage Loans and any Credit Facility to the extent any Guarantor is a party thereto and (y) not include:

(i)	Indebtedness evidenced by the Guarantees or the Guarantees with respect to the Series A notes;

(ii)	Indebtedness evidenced by the guarantees with respect to our 5.0% Senior Subordinated Notes due 2023;

(iii)	Indebtedness that is subordinated or junior in right of payment to any Indebtedness of any Guarantor;

(iv)	Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to any Guarantor;

(v)	Indebtedness which is represented by Redeemable Capital Stock;

(vi)	any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness;

(vii)	Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of the Company or any of such Affiliate’s Subsidiaries;

(viii)	to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by such Guarantor, and amounts owed by such Guarantor for compensation to employees or services rendered to such Guarantor;

(ix)	that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture; and

(x)	Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If, on any date following the Issue Date, (i) the Series B notes have Investment Grade Ratings from both Rating Agencies, and the Company has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day (the “Suspension Date”), the covenants specifically listed under the following captions in this “Description of Notes” section will no longer be applicable to the Series B notes:

(1)	“—Limitation on Indebtedness”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Transactions with Affiliates”;

(4)	“—Limitation on Sale of Assets”;

(5)	“—Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries”;

(6)	clause (iii) of “—Consolidation, Merger, Sale of Assets—The Company”

(collectively, the “Suspended Covenants”). In the event that the Company is not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Series B notes below an Investment Grade Rating and/or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Series B notes below an Investment Grade Rating, then the Company and its Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and such designation shall be deemed to have created a Restricted Payment pursuant to the covenant described under “—Limitation on Restricted Payments” following the Reversion Date.

On the Reversion Date, all Indebtedness incurred or preferred stock issued during the Suspension Period will be classified to have been incurred pursuant to one of the clauses set forth under the second paragraph of “—Limitation on Indebtedness” (in each case, to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or preferred stock would not be so permitted to be incurred or issued pursuant to one of the clauses set forth under the second paragraph of “—Limitation on Indebtedness,” such Indebtedness or preferred stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under subclause (iv) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments,” provided, however, that the items specified in clause (a)(iii) under “—Limitation on Restricted Payments” will increase the amount available to be made as Restricted Payments thereunder. For purposes of determining compliance with the covenant described under “—Limitation on Sale of Assets,” on the Reversion Date, the Net Cash Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

There can be no assurance that the Series B notes will ever achieve or maintain Investment Grade Ratings.

The Company, in an officers’ certificate, shall promptly provide notice to the Trustee of the commencement and termination of any Suspension Period. The Trustee shall have no obligation to (i) independently determine or verify if any Suspension Date or Reversion Date shall have occurred, (ii) make any determination regarding the impact of any actions taken during any Suspension Period or the Company’s future compliance with any covenants or (iii) notify the holders of the commencement or termination of any Suspension Period.

Limitation on Indebtedness. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by the Company or any Guarantor or constitutes Acquired Indebtedness of a Restricted Subsidiary and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.00:1. (Section 1008)

Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the “Permitted Indebtedness”):

(i)	Indebtedness of the Company and the Guarantors under any Credit Facility in an aggregate principal amount at any one time outstanding, not to exceed the greater of (a) $700.0 million or (b) 20% of the Company’s Consolidated Tangible Assets, in any case under any Credit Facility or in respect of letters of credit thereunder;

(ii)	Indebtedness of the Company and the Guarantors under Mortgage Loans in an amount not to exceed $300.0 million at any time outstanding;

(iii)	Indebtedness of the Company and the Guarantors under any Inventory Facility, whether or not an Inventory Facility under any Credit Facility;

(iv)	Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date and not otherwise referred to in this definition of “Permitted Indebtedness”;

(v)	Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note and is unsecured and is subordinated in right of payment from and after such time as the Series B notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the Series B notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (v);

(vi)	Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (vi), and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (vi);

(vii)	guarantees of any Restricted Subsidiary made in accordance with the provisions of “—Limitation on Issuances of Guarantees of and Pledges for Indebtedness”; provided that the Indebtedness of the Company or any Restricted Subsidiary subject to such guarantee was permitted to be incurred;

(viii)

obligations of the Company or any Guarantor entered into in the ordinary course of business (a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding, (b) under any Currency Hedging Agreements, relating to (i) Indebtedness of the Company or any Restricted Subsidiary and/or (ii) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or (c) under any Commodity Price Protection

Agreements which do not increase the amount of Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(ix)	Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company, in an aggregate principal amount pursuant to this clause (ix) not to exceed the greater of (a) $75.0 million or (b) 2% of the Company’s Consolidated Tangible Assets outstanding at any one time in the aggregate; provided that the principal amount of any Indebtedness permitted under this clause (ix) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed;

(x)	obligations arising from agreements by the Company or a Restricted Subsidiary to provide for indemnification, customary purchase price closing adjustments, earn-outs or other similar obligations, in each case, incurred in connection with the acquisition or disposition of any business or assets of a Restricted Subsidiary;

(xi)	Indebtedness in the ordinary course of business to support the Company’s or a Restricted Subsidiary’s insurance or self-insurance obligations for workers’ compensation and other similar insurance coverages;

(xii)	guarantees by the Company or a Guarantor of Indebtedness of a Restricted Subsidiary that was permitted to be incurred under the covenant described under the caption “—Limitation on Indebtedness”;

(xiii)	any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness incurred pursuant to the first paragraph of this covenant or described in clause (iv) or clause (xviii) below of this definition of “Permitted Indebtedness,” including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) does not exceed the initial principal amount of such Indebtedness plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Series B notes at least to the same extent as the Indebtedness being refinanced and (B) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

(xiv)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of occurrence;

(xv)	Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to (a) defease the Series B notes as described under the caption “—Defeasance or Covenant Defeasance of Indenture” or (b) redeem the Series B notes, as described under the caption “—Optional Redemption”;

(xvi)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that any subsequent transfer of any such shares of Preferred Stock (except to the Company or a Wholly Owned Restricted Subsidiary of the Company) shall be deemed to be an issuance of Preferred Stock that was not permitted by this clause (xvi);

(xvii)	Indebtedness of the Company and its Restricted Subsidiaries or any Guarantor in addition to that described in clauses (i) through (xvi) above and clause (xviii) below, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed the greater of (a) $100.0 million or (b) 3% of the Company’s Consolidated Tangible Assets outstanding at any one time in the aggregate; and

(xviii)	Indebtedness of the Company pursuant to the Series A notes (and the Series B notes issued in exchange therefor) and Indebtedness of any Guarantor pursuant to a Guarantee of the Series A notes (and any Guarantee of the Series B notes issued in exchange therefor).

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types. The Company may also divide and classify such item of Indebtedness in more than one of the types of Indebtedness described above. Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Redeemable Capital Stock or Preferred Stock in the form of additional shares of the same class of Redeemable Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant provided, in each such case, that the amount thereof as accrued over time is included in the Consolidated Fixed Charge Coverage Ratio of the Company.

Limitation on Restricted Payments. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(i)	declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(ii)	purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any Affiliate of the Company, including any Subsidiary of the Company (other than Capital Stock of any Restricted Subsidiary of the Company), or options, warrants or other rights to acquire such Capital Stock;

(iii)	make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, other than the repurchase of Subordinated Indebtedness with a maturity date within one year of the date of repurchase;

(iv)	declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than:

(a)	to the Company or any of its Wholly Owned Restricted Subsidiaries; or

(b)	dividends or distributions made by a Restricted Subsidiary:

(1)	organized as a partnership, limited liability company or similar pass-through entity to the holders of its Capital Stock in amounts sufficient to satisfy the tax liabilities arising from their ownership of such Capital Stock; or

(2)	on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(v)	make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing actions described in clauses (i) through (v), other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless

(1)	immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

(2)	immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under “—Limitation on Indebtedness”; and

(3)	after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after March 12, 2010 and all Designation Amounts does not exceed the sum of:

(A)	50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning January 1, 2010 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment, or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss;

(B)	the aggregate Net Cash Proceeds and the Fair Market Value of assets other than cash received after March 12, 2010 by the Company either (x) as capital contributions in the form of common equity to the Company or (y) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (ii) or (iii) of paragraph (b) below) (and excluding the Net Cash Proceeds and the Fair Market Value of assets other than cash received from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C)

the aggregate Net Cash Proceeds and the Fair Market Value of assets other than cash received after March 12, 2010 by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds and the Fair Market Value of assets other than cash received from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D)	the aggregate Net Cash Proceeds and the Fair Market Value of assets other than cash received after March 12, 2010 by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after March 12, 2010, upon the conversion or exchange of such debt securities or Redeemable Capital Stock, the aggregate of Net Cash Proceeds and the Fair Market Value of assets other than cash received from their original issuance (and excluding the Net Cash Proceeds and the Fair Market Value of assets other than cash received from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(E)	(a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after March 12, 2010, an amount (to the extent not included in Consolidated Net Income) equal to (a) the lesser of (i) the return of capital with respect to such Investment and (ii) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and (b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture (in each case, as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Company’s interest in such Subsidiary provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary; and

(F)	any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided, that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

As of March 31, 2017, we would have had approximately $126.6 million available for Restricted Payments based on the foregoing paragraphs.

(b) Notwithstanding the foregoing, and in the case of clauses (ii) through (iv) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (iv) and (vii) through (xiii) being referred to as a “Permitted Payment”):

(i)	the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on the date of declaration and shall not have been deemed a “Permitted Payment” for purposes of the calculation required by paragraph (a) of this Section;

(ii)	the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(C) of paragraph (a) of this Section;

(iii)	the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(C) of paragraph (a) of this Section;

(iv)	the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness

(1)	shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing;

(2)	has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Series B notes;

(3)	has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Series B notes; and

(4)	is expressly subordinated in right of payment to the Series B notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(v)	the purchase, redemption, or other acquisition or retirement for value of any class of Capital Stock of the Company from employees, former employees, directors or former directors of the Company or any Subsidiary in an amount not to exceed $5.0 million in the aggregate in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Capital Stock by the Company to members of management of the Company or any Restricted Subsidiary; provided that the Company may carry over and make in a subsequent twelve-month period, in addition to the amount otherwise permitted for such twelve-month period, the amount of such purchase, redemptions or other acquisitions for value permitted to have been made but not made in any preceding twelve-month period;

(vi)	the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company issued pursuant to acquisitions by the Company to the extent required by or needed to comply with the requirements of any of the Manufacturers with which the Company or a Restricted Subsidiary is a party to a franchise agreement;

(vii)	the payment of the contingent purchase price or the payment of the deferred purchase price, including holdbacks (and the receipt of any corresponding consideration therefor), of an acquisition to the extent any such payment would be deemed a Restricted Payment and would otherwise have been permitted by the Indenture at the time of such acquisition;

(viii)	the repurchase of Capital Stock of the Company issued to sellers of businesses acquired by the Company or its Restricted Subsidiaries, in an amount not to exceed $5.0 million during the term of the Indenture;

(ix)	the repurchase of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options;

(x)	the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exercisable for Capital Stock of the Company;

(xi)	payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets that complies with the covenant described under the caption “—Consolidation, Merger, Sale of Assets”;

(xii)	the making of any Restricted Payments after the date of the Indenture not exceeding in the aggregate $150.0 million; provided that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and

(xiii)	the payment of cash dividends on the Company’s Qualified Capital Stock in the aggregate amount per fiscal quarter up to or equal to $0.12 per share for each share of the Company’s Qualified Capital Stock outstanding as of the quarterly record date for dividends payable in respect of such fiscal quarter (as such amount shall be adjusted for changes in the capitalization of the Company upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions, provided, however, in the event a Change of Control occurs, the aggregate amounts permitted to be paid in cash dividends per fiscal quarter shall not exceed the aggregate amounts of such cash dividends paid in the same fiscal quarter most recently occurring prior to such Change of Control, provided, further, that for purposes of this exception, shares of Qualified Capital Stock issued for less than fair market value (other than shares issued pursuant to options or otherwise in accordance with the Company’s stock option, employee stock purchase or other equity compensation plans) shall not be deemed outstanding; provided, further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction. (Section 1009)

Limitation on Transactions with Affiliates. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and

(a)	such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party;

(b)	with respect to any transaction or series of related transactions involving aggregate value in excess of $5.0 million, the Company delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above or such transaction or series of related transactions is approved by a majority of the Disinterested Directors of the Board of Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director; and

(c)

with respect to any transaction or series of related transactions involving aggregate value in excess of $15.0 million, either (i) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (ii) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions or the consideration being paid is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to:

(i)	compensation and employee benefit arrangements with any officer or director of the Company, including under any stock option or stock incentive plans, entered into in the ordinary course of business;

(ii)	any transaction permitted as a Restricted Payment pursuant to the covenant described in “—Limitation on Restricted Payments”;

(iii)	the payment of customary fees to directors of the Company and its Restricted Subsidiaries;

(iv)	any transaction with any officer or member of the Board of Directors of the Company involving indemnification arrangements;

(v)	loans or advances to officers of the Company in the ordinary course of business not to exceed $1.0 million in any calendar year; and

(vi)	any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date and any renewals, replacements or modifications of such obligations (pursuant to new transactions or otherwise) on terms no less favorable than could be received from an unaffiliated third party. (Section 1010)

Limitation on Liens. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, (1) create, incur or affirm any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness, including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary, upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the Issue Date or acquired after the Issue Date, or (2) assign or convey any right to receive any income or profits from such Liens, unless the Series B notes or a Guarantee in the case of Liens of a Guarantor are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Series B notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for Liens:

(A)	securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under “—Consolidation, Merger, Sale of Assets” or securing Acquired Indebtedness which was created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of “—Limitation on Indebtedness”; or

(B)	securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing by an amount greater than the lesser of:

(i)	the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced; or

(ii)	the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, provided, however, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Restricted Subsidiaries. Notwithstanding the foregoing, any Lien securing the Series B notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holder or holders of the Pari Passu Indebtedness or Subordinated Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holder or holders of all such Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien. (Section 1011)

Limitation on Sale of Assets. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale consists of:

(A)	cash or Cash Equivalents;

(B)	the assumption of Senior Indebtedness or Senior Guarantor Indebtedness by the party acquiring the assets from the Company of any Restricted Subsidiary;

(C)	Replacement Assets;

(D)	Designated Noncash Consideration; or

(E)	a combination of any of the foregoing; and

(ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors of the Company and evidenced in a board resolution); provided that any notes or other obligations received by the Company or any such Restricted Subsidiary from any transferee of assets from the Company or such Restricted Subsidiary that are converted by the Company or such Restricted Subsidiary into cash at Fair Market Value within 30 days after receipt shall be deemed to be cash for purposes of this provision.

(b) If:

(A)	all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness or Senior Guarantor Indebtedness then outstanding as required by the terms thereof;

(B)	the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or Senior Guarantor Indebtedness; or

(C)	if no such Senior Indebtedness or Senior Guarantor Indebtedness that requires prepayment is then outstanding (or such prepayment is waived);

then the Company or a Restricted Subsidiary may within 365 days of the Asset Sale invest the Net Cash Proceeds in Replacement Assets. The amount of such Net Cash Proceeds not used or invested within 365 days of the Asset Sale as set forth in this paragraph constitutes “Excess Proceeds.” The Company or such Restricted Subsidiary will be deemed to have complied with its obligations under this paragraph (b) if it enters into a binding commitment to acquire Replacement Assets prior to 365 days after the receipt of the applicable Net Cash

Proceeds and such acquisition of Replacement Assets is consummated prior to 545 days after the date of receipt of the applicable Net Cash Proceeds; provided that upon any abandonment or termination of such commitment, the Net Cash Proceeds not so applied shall constitute Excess Proceeds and be applied as set forth below.

(c) When the aggregate amount of Excess Proceeds exceeds $50.0 million or more, the Company will apply the Excess Proceeds to the repayment of the Series B notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(A)	the Company will make an offer to purchase (an “Offer”) to all holders of the Series B notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Series B notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Series B notes, and the denominator of which is the sum of the outstanding principal amount of the Series B notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Series B notes tendered) and

(B)	to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount.

However, in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Series B notes will be payable in cash in an amount equal to 100% of the principal amount of the Series B notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Series B notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Series B notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Series B notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Series B notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, unless an Offer has been previously made prior to the expiration of the 365-day period, the Series B notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

(e) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations. (Section 1012)

Limitation on Issuances of Guarantees of and Pledges for Indebtedness. (a) The Company will not cause or permit any Restricted Subsidiary, other than a Guarantor, directly or indirectly, to secure the payment of any

Senior Indebtedness of the Company and the Company will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than a Guarantor) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Series B notes by such Restricted Subsidiary within 30 days. The guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the Series B notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the Series B notes are subordinated to Senior Indebtedness of the Company under the Indenture.

(b) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any Restricted Subsidiary unless such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Series B notes within 30 days on the same terms as the guarantee of such Indebtedness except that

(A)	such guarantee need not be secured unless required pursuant to “—Limitation on Liens,”

(B)	if such Indebtedness is by its terms Senior Indebtedness, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be senior to such Restricted Subsidiary’s Guarantee of the Series B notes to the same extent as such Senior Indebtedness is senior to the Series B notes and

(C)	if such Indebtedness is by its terms expressly subordinated to the Series B notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Guarantee of the Series B notes at least to the same extent as such Indebtedness is subordinated to the Series B notes.

(c) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Series B notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and pursuant to which transaction such Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries or (ii) the release by the holders of the Indebtedness of the Company of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 1013)

Limitation on Senior Subordinated Indebtedness. The Company will not, and will not permit or cause any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Series B notes or the Guarantee of such Guarantor or subordinated in right of payment to the Series B notes or such Guarantee at least to the same extent as the Series B notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or such Guarantor’s Senior Guarantor Indebtedness, as the case may be, as set forth in the Indenture. (Section 1017)

The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Subsidiary Preferred Stock. The Company will not permit

(a)	any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock, except for (i) Preferred Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Restricted Subsidiary and (ii) Preferred Stock issued by a Person prior to the time

(A)	such Person becomes a Restricted Subsidiary,

(B)	such Person merges with or into a Restricted Subsidiary or

(C)	a Restricted Subsidiary merges with or into such Person;

provided that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C) or

(b)	any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to acquire Preferred Stock of any Restricted Subsidiary from the Company or any Restricted Subsidiary, except, in the case of clause (a) or (b), or upon the acquisition of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture. (Section 1015)

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

(i)	pay dividends or make any other distribution on its Capital Stock or any other interest or participation in or measured by its profits,

(ii)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

(iii)	make any Investment in the Company or any other Restricted Subsidiary or

(iv)	transfer any of its properties or assets to the Company or any other Restricted Subsidiary,

except for:

(a)	any encumbrance or restriction pursuant to an agreement in effect on the Issue Date;

(b)	any encumbrance or restriction, with respect to a Restricted Subsidiary that was not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(c)	customary provisions contained in an agreement that has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that the restrictions are applicable only to such Restricted Subsidiary or assets;

(d)	any encumbrance or restriction existing under or by reason of applicable law or any requirement of any regulatory body;

(e)	customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary;

(f)	covenants in franchise agreements with Manufacturers customary for franchise agreements in the automobile retailing industry;

(g)	any encumbrance or restriction contained in any Purchase Money Obligations for property to the extent such restriction or encumbrance restricts the transfer of such property;

(h)	any encumbrances or restrictions in security agreements securing Indebtedness (other than Subordinated Indebtedness) of a Guarantor (including any Credit Facility or any Inventory Facility) (to the extent that such Liens are otherwise incurred in accordance with “—Limitation on Liens”) that restrict the transfer of property subject to such agreements, provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

(i)	covenants in Inventory Facilities customary for inventory and floor plan financing in the automobile retailing industry;

(j)	any encumbrance related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiary so long as such encumbrance was not entered into in contemplation of the acquisition, merger or consolidation transaction;

(k)	customary non-assignment provisions contained in (a) any lease governing a leasehold interest or (b) any supply, license or other agreement entered into in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(l)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Limitations on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(m)	restrictions on cash or other deposits or net worth imposed by customers or vendors under contracts entered into in the ordinary course of business;

(n)	restrictions contained in any other indenture or instrument governing debt or preferred securities that are not materially more restrictive, taken as a whole, than those contained in the Indenture governing the Series B notes; and

(o)	any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b), (j) or in this clause (o), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1016)

Limitation on Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(a)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b)	the Company would be permitted to make a Permitted Investment or an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s Board of Directors;

(c)	the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Indebtedness” at the time of such Designation (assuming the effectiveness of such Designation);

(d)	such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

(e)	such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Series B notes; and

(f)	such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “—Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

The Indenture will also provide that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time (x) provide credit support for, or subject any of its property or assets, other than the Capital Stock of any Unrestricted Subsidiary, to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness, (other than Permitted Investments in Unrestricted Subsidiaries) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a)	no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c)	unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Indebtedness.”

All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions. (Section 1018)

Provision of Financial Statements. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company and each Guarantor (to the extent such Guarantor would be required if subject to

Section 13(a) or 15(d) of the Exchange Act) will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Company or such Guarantor were so subject. The documents are to be filed with the Commission on or prior to the date (the “Required Filing Date”) by which the Company and such Guarantor would have been required so to file such documents if the Company and such Guarantor were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date

(i)	transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders; and

(ii)	file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company and such Guarantor were subject to either of such Sections; and

(y) if filing such documents by the Company and such Guarantor with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company’s cost.

If any Guarantor’s financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor’s financial statements in any filing or delivery pursuant to the Indenture. The Indenture also provides that, so long as any of the Series A notes remain outstanding, the Company will make available to any prospective purchaser of Series A notes or beneficial owner of Series A notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Series A notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Series A notes pursuant to an effective registration statement under the Securities Act. (Section 1019)

Additional Covenants. The Indenture also contains covenants with respect to the following matters:

(i)	payment of principal, premium and interest;

(ii)	maintenance of an office or agency;

(iii)	arrangements regarding the handling of money held in trust;

(iv)	maintenance of corporate existence;

(v)	payment of taxes and other claims;

(vi)	maintenance of properties; and

(vii)	maintenance of insurance.

Consolidation, Merger, Sale of Assets

The Company

The Company will not, in a single transaction or through a series of related transactions, (1) consolidate with or merge with or into any other Person; (2) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons; or (3) permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time and after giving effect thereto:

(i)	either (a) the Company will be the continuing corporation (in the case of a consolidation or merger involving the Company) or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation, partnership, limited liability company, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Series B notes, the Indenture and the Registration Rights Agreement, as the case may be, and the Series B notes, the Indenture and the Registration Rights Agreement (to the extent any obligations remain under the Registration Rights Agreement) will remain in full force and effect as so supplemented;

(ii)	immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii)	immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of “—Certain Covenants—Limitation on Indebtedness”;

(iv)	at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and under the Series B notes;

(v)	at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Limitation on Liens” are complied with; and

(vi)	at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

The Guarantors

Each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, (1) consolidate with or merge with or into any other Person (other than the

Company or any Guarantor); (2) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any Person or group of Persons (other than the Company or any Guarantor); or (3) permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto:

(i)	either (a) the Guarantor will be the continuing entity, in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) is duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Series B notes, the Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement (to the extent any obligations remain under the Registration Rights Agreements) will remain in full force and effect;

(ii)	immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(iii)	at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

However, the foregoing limitations do not apply to any Guarantor whose Guarantee of the Series B notes is unconditionally released and discharged in accordance with paragraph (c) under the provisions of “—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness.” (Section 801)

In the event of any transaction described in and complying with the conditions listed in the two immediately preceding subsections in which the Company or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer, sale, assignment, conveyance, lease or other transaction is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture, the Series B notes and/or the related Guarantees, as the case may be, and the Company or any Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the Series B notes or its Guarantee, as the case may be. (Section 802)

Nothing in this covenant shall prohibit a merger or consolidation of the Company or any of the Guarantors into an Affiliate organized in the United States solely for the purpose of changing the entity’s jurisdiction of organization.

Events of Default

An Event of Default will occur under the Indenture if:

(1)	there shall be a default in the payment of any interest on any Series B note when it becomes due and payable, and such default shall continue for a period of 30 days, whether or not prohibited by the subordination provisions of the Indenture;

(2)	there shall be a default in the payment of the principal of (or premium, if any, on) any Series B note at its Maturity (upon acceleration, optional or mandatory redemption if any, required repurchase or otherwise), whether or not prohibited by the subordination provisions of the Indenture;

(3)	(a)	there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 60 days after written notice (30 days in the case of a default in the covenants described under “—Certain Covenants—Limitation on Indebtedness” or “—Certain Covenants—Limitation on Restricted Payments”) has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Series B notes;

	(b)	there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets”;

	(c)	the Company shall have failed to consummate an Offer in accordance with the provisions of “—Certain Covenants—Limitation on Sale of Assets”; or

	(d)	the Company shall have failed to consummate a Change of Control Offer in accordance with the provisions of “—Purchase of Series B Notes Upon a Change of Control”;

(4)	one or more defaults, individually or in the aggregate, shall have occurred under any of the agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $50.0 million in principal amount, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults resulted in the acceleration of the maturity of such Indebtedness;

(5)	any Guarantee of a Significant Restricted Subsidiary which is a Guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by any Significant Restricted Subsidiary which is a Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee, if such default continues for a period of 30 days after written notice has been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of not less than 25% in aggregate principal amount of the Series B notes then outstanding;

(6)	one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency for the payment of money in excess of $50.0 million, either individually or in the aggregate (exclusive of any portion of any such payment covered by insurance or indemnification), shall be rendered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(7)	there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order:

(i)	adjudging the Company or any Significant Restricted Subsidiary bankrupt or insolvent;

(ii)	seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under any applicable federal or state law;

(iii)	appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Restricted Subsidiary or of any substantial part of their respective properties; or

(iv)	ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(8)	(a)	the Company or any Significant Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

	(b)	the Company or any Significant Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

	(c)	the Company or any Significant Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law;

	(d)	the Company or any Significant Restricted Subsidiary

(i)	consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Restricted Subsidiary or of any substantial part of their respective properties;

(ii)	makes an assignment for the benefit of creditors; or

(iii)	admits in writing its inability to pay its debts generally as they become due; or

(e)	the Company or any Significant Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (8). (Section 501)

Result of Events of Default

If an Event of Default (other than as specified in clauses (7) and (8) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Series B notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Series B notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Series B notes). Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) or (8) of the prior paragraph occurs and is continuing, then all the Series B notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Series B notes, together with accrued and unpaid interest, if any, to the date the Series B notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Series B notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Series B notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a)	the Company has paid or deposited with the Trustee a sum sufficient to pay

(i)	all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

(ii)	all overdue interest on all Series B notes then outstanding,

(iii)	the principal of and premium, if any, on any Series B notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Series B notes and

(iv)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Series B notes;

(b)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c)	all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Series B notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502)

Waiver of Default by Noteholders

The holders of not less than a majority in aggregate principal amount of the Series B notes outstanding may on behalf of the holders of all outstanding Series B notes waive any existing or past default under the Indenture and its consequences, except a default (i) in the payment of the principal of, premium, if any, or interest on any Series B note, which may only be waived with the consent of each holder of Series B notes affected or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Series B note affected by such modification or amendment. (Section 513)

Legal Rights of Noteholders

No holder of any of the Series B notes has any right to institute any proceedings with respect to the Series B notes, the Indenture or any remedy thereunder, unless

(1)	such holder has previously given written notice to the trustee of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of the outstanding Series B notes have made written request, and offered indemnity or furnished security, to the Trustee, satisfactory to the Trustee, to institute such proceeding as Trustee under the Series B notes and the Indenture;

(3)	the Trustee has failed to institute such proceeding within 30 days after receipt of such notice, request and offer (and if requested, provision) of indemnity or security; and

(4)	the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Series B notes.

Such limitations do not, however, apply to a suit instituted by a holder of a Series B note for the enforcement of the payment of the principal of, premium, if any, or interest on such Series B note on or after the respective due dates expressed in such Series B note.

Notice to and Action of Trustees

The Company is required to notify the Trustee in writing within five business days of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. (Section 1020) The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Series B notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, losses, expenses and liabilities which might be incurred thereby. (Section 603)

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders

No director, officer, employee, member, partner or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Series B notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series B notes by accepting a Series B note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series B notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Series B notes discharged with respect to the outstanding Series B notes (“defeasance”). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Series B notes, except for

(i)	the rights of holders of such outstanding Series B notes to receive payments in respect of the principal of, premium, if any, and interest on such Series B notes when such payments are due,

(ii)	the Company’s obligations with respect to the Series B notes concerning issuing temporary notes, registration of Series B notes, mutilated, destroyed, lost or stolen Series B notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(iii)	the rights, powers, trusts, duties and immunities of the Trustee and

(iv)	the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Series B notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Series B notes. (Sections 401, 402 and 403)

In order to exercise either defeasance or covenant defeasance,

(i)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Series B notes, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Series B notes on the Stated Maturity (or on any date after March 15, 2022 (such date being referred to as the “Defeasance Redemption Date”), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Series B notes on the Defeasance Redemption Date);

(ii)	in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders and beneficial owners of the outstanding Series B notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(iii)	in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders and beneficial owners of the outstanding Series B notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(iv)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (7) or (8) under the first paragraph under “—Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit (other than a Default which results from the borrowing of amounts to finance the defeasance and which borrowing does not result in a breach or violation of, or constitute a default, under any other material agreement or instrument to which the Company or any Restricted Subsidiary is a party or to which it is bound);

(v)	such defeasance or covenant defeasance shall not cause the Trustee for the Series B notes to have a conflicting interest as defined in the Indenture in violation of and for purposes of the Trust Indenture Act with respect to any other securities of the Company or any Guarantor;

(vi)	such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

(vii)	such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(viii)

the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (assuming that no holder of any Series B notes would be considered an insider of the Company under any applicable bankruptcy or insolvency law and assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the deposit) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(ix)	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Series B notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(x)	no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Series B notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(xi)	the Company will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Series B notes as expressly provided for in the Indenture) as to all outstanding Series B notes under the Indenture when

(a)	either (i) all such Series B notes theretofore authenticated and delivered (except lost, stolen or destroyed Series B notes which have been replaced or paid or Series B notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Series B notes not theretofore delivered to the Trustee for cancellation

(x)	have become due and payable,

(y)	will become due and payable at their Stated Maturity within one year, or

(z)	are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in U.S. dollars sufficient (as determined by the Company) to pay and discharge the entire Indebtedness on the Series B notes not theretofore delivered to the Trustee for cancellation, including the principal of, premium, if any, and accrued interest on such Series B notes at such Maturity, Stated Maturity or redemption date;

(b)	the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

(c)

the Company has delivered to the Trustee an officers’ certificate and an opinion of independent counsel in form and substance reasonably satisfactory to the Trustee each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such

Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which the Company, any Guarantor or any Restricted Subsidiary is bound. (Section 1201)

Modifications and Amendments

With Noteholder Consent

Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Series B notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Series B notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Series B note affected thereby:

(i)	change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Series B note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Series B note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(ii)	amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with “—Certain Covenants—Limitation on Sale of Assets” or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “—Purchase of Series B Notes Upon a Change of Control,” including, in each case, amending, changing or modifying any definitions relating thereto, but only to the extent such definitions relate thereto;

(iii)	reduce the percentage in principal amount of such outstanding Series B notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

(iv)	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Series B notes required for any such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Series B note affected thereby;

(v)	except as otherwise permitted under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or

(vi)	amend or modify any of the provisions of the Indenture that subordinates the Series B notes issued under the Indenture in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing such Guarantee. (Section 902)

For avoidance of doubt, changes to any notice provisions for any redemptions may be amended with the consent of holders of a majority of the principal amount of Series B notes then outstanding.

Without Noteholder Consent

Notwithstanding the foregoing, without the consent of any holders of the Series B notes, the Company, any Guarantor, any other obligor under the Series B notes and the Trustee may modify or amend the Indenture:

(a)	to evidence the succession of another Person to the Company or a Guarantor or any other obligor upon the Series B notes, and the assumption by any such successor of the covenants of the Company or such Guarantor or obligor in the Indenture and in the Series B notes and in any Guarantee in accordance with “—Consolidation, Merger, Sale of Assets”;

(b)	to add to the covenants of the Company, any Guarantor or any other obligor upon the Series B notes for the benefit of the holders of the Series B notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Series B notes, as applicable, in the Indenture, in the Series B notes or in any Guarantee;

(c)	to cure any ambiguity, or to correct or supplement any provision in the Indenture or in any supplemental indenture, the Series B notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Series B notes or any Guarantee or to make any other provisions with respect to matters or questions arising under the Indenture, the Series B notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Series B notes, as evidenced by an officers’ certificate delivered to the Trustee;

(d)	to conform the text of the Indenture, the Series B notes or any Guarantee to any provision of this “Description of Notes”;

(e)	to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(f)	to add a Guarantor under the Indenture;

(g)	to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or

(h)	to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Series B notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

The holders of a majority in aggregate principal amount of the Series B notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

Governing Law

The Indenture, the Series B notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee. (Sections 608 and 611)

The holders of a majority in principal amount of the then outstanding Series B notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs, which has not been cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Series B notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. In no event will the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to, loss of profit), irrespective of whether the Trustee is advised of the likelihood of such loss or damage and regardless of the form of action. (Sections 512, 601 and 603)

The Trustee is also the trustee under the indentures governing our 5.0% Senior Subordinated Notes due 2023. We may establish banking or other relationships in the ordinary course of business with the Trustee and its affiliates.

U.S. Bank National Association, in each of its capacities, including without limitation as Trustee, assumes no responsibility for the accuracy or completeness of the information concerning the Company or the Company’s affiliates or any other party contained in this document or the related documents or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Certain Definitions

“2016 Credit Facilities” means the 2016 Revolving Credit Facility and the 2016 Floor Plan Facility.

“Acquired Indebtedness” means:

(i)	Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary;

(ii)	Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person; or

(iii)	Indebtedness of a Person assumed in connection with the acquisition of assets from such Person,

in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Affiliate” means, with respect to any specified Person:

(i)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(ii)	any other Person that owns, directly or indirectly, ten percent or more of such specified Person’s Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

(iii)	any other Person, ten percent or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person.

For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Series B note on any redemption date, the greater of:

(i)	1.0% of the principal amount of the Series B note; or

(ii)	the excess of:

(a)	the present value at such redemption date of (1) the redemption price of the Series B note at March 15, 2022 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (2) all required interest payments due on the Series B note through March 15, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date, plus 50 basis points; over

(b)	the principal amount of the Series B note.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition, including, without limitation, by way of merger, consolidation or sale and leaseback transaction (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(i)	any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares and transfers of Capital Stock required by a Manufacturer to the extent the Company does not receive cash or Cash Equivalents for such Capital Stock);

(ii)	all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(iii)	any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets:

(A)	that is governed by the provisions described under “—Consolidation, Merger, Sale of Assets,”

(B)	that is by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture,

(C)	that is of obsolete equipment,

(D)	that consists of defaulted receivables for collection or any sale, transfer or other disposition of defaulted receivables for collection,

(E)	the Fair Market Value of which in the aggregate does not exceed $10.0 million in any transaction or series of related transactions, or

(F)	any Restricted Payment permitted under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar U.S. federal or state law or foreign law relating to the bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means:

(i)	with respect to a corporation, the board of directors of the corporation;

(ii)	with respect to a partnership, the board of directors (or committee of such person serving a similar function) of the general partner of the partnership; and

(iii)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation on the books of the lessee.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents, however designated, of such Person’s capital stock or other equity interests whether now outstanding or issued after the Issue Date, including limited liability company interests, partnership interests (whether general or limited), any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of (other than a distribution in respect of Indebtedness), the issuing Person, including any Preferred Stock and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means

(i)	marketable direct obligations, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America,

(ii)	any certificate of deposit, maturing not more than one year after the date of acquisition, issued by a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P,

(iii)	commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, and

(iv)	any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P.

“Change of Control” means the occurrence of any of the following events:

(i)	any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries, a Permitted Holder or our or their employee benefit plans, is or becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company’s Class A common stock representing more than 35% of the voting power of the Company’s capital stock entitled to vote generally in the election of members of the Company’s Board of Directors (as evidenced, if we have a class of equity securities registered pursuant to Sections 12(b) or 12(g) of the Exchange Act, by such person or group filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect holder of such Class A common stock);

(ii)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(iii)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(iv)	consummation of (A) any recapitalization, reclassification or change of the Company’s common stock (other than changes resulting from a subdivision or combination) as a result of which the Company’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any person, other than:

(1)	any transaction:

(a)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s capital stock; and

(b)	pursuant to which holders of the Company’s capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

(2)	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

(3)	any consolidation or merger with or into any of the Company’s Subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Company” means Sonic Automotive, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of:

(a)	without duplication, the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all noncash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to noncash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b)	the sum of Consolidated Interest Expense for such period and cash and noncash dividends paid on any Preferred Stock of such Person during such period, in each case after giving pro forma effect to

(i)	the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(ii)	the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(iii)	in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(iv)	any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

provided that

(i)	in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period (subject to any applicable Interest Rate Agreement) and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate and

(ii)	in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of

(a)	the interest expense of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis (other than any interest expense related to any Inventory Facility), including, without limitation,

(i)	amortization of debt discount,

(ii)	the net cash costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),

(iii)	the interest portion of any deferred payment obligation,

(iv)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and

(v)	accrued interest; plus

(b)	(i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and (ii) all capitalized interest of such Person and its Restricted Subsidiaries; plus

(c)	the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary or secured by a Lien on assets of such Person or its Restricted Subsidiary to the extent not included under clause (a)(v) above, whether or not paid by such Person or its Restricted Subsidiaries but excluding, in the case of (a), (b) and (c), the amortization or write-off of deferred financing costs, any non-cash interest expense under the Series A notes and the Series B notes or refinancings thereof or derivatives related thereto and non-cash imputed interest related to disposition accruals.

“Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(i)	all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(ii)	the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

(iii)	net income (or loss) of any Person combined with such Person or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination,

(iv)	any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(v)	gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business,

(vi)	the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(vii)	any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date,

(viii)	any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person,

(ix)	any net gain or loss arising from the cumulative effect of changes to GAAP,

(x)	any non-cash charge related to the issuance of the Series B notes or the repurchase, redemption, or other acquisition, renewal, extension, substitution, refunding, refinancing, replacement or retirement for value of any Indebtedness or any cancellation of Indebtedness income,

(xi)	any asset impairment charge or goodwill impairment charge, or

(xii)	any non-cash charge related to employee benefit or management compensation plans of the Company or any Restricted Subsidiary or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of the Company or employees of the Company and its Restricted Subsidiaries (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period).

“Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP, excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period.

“Consolidated Tangible Assets” of any Person means (a) all amounts that would be shown as assets on a Consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(i)	was a member of the Board of Directors of the Company on the date of the Indenture; or

(ii)	was nominated for election or elected to the Board of Directors of the Company with the approval of, or whose election to the Company’s Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

“Credit Facility” means, collectively, (i) the Fourth Amended and Restated Credit Agreement, dated November 30, 2016, among the Company, Bank of America, N.A., as administrative agent, Bank of America, N.A., as swing line lender, Mercedes-Benz Financial Services USA LLC, as syndication agent, BMW Group Financial Services NA, LLC and Toyota Motor Credit Corporation, as co-documentation agents, Mercedes-Benz Financial Services USA LLC, BMW Financial Services NA, LLC, Toyota Motor Credit Corporation, Bank of America, N.A., JPMorgan Chase Bank, N.A., Comerica Bank, VW Credit, Inc., U.S. Bank National Association, Wells Fargo Bank, National Association, World Omni Financial Corp., American Honda Finance Corporation, Capital One, N.A., MassMutual Asset Finance LLC, PNC Bank, National Association and TD Bank, N.A., as Lenders, Bank of America, N.A. and Wells Fargo Bank, National Association, as LC issuers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner (as amended, supplemented, modified, refinanced or replaced from time to time, the “2016 Revolving Credit Facility”) and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company in writing to the Trustee to be included in the definition of “Credit Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization financings (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers, guarantors or issuers or lenders or group of lenders, and, in the case of (i) and (ii), each as from time to time amended, supplemented, restated, amended and restated, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Currency Hedging Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Default” means any event which is, or after notice or passage of any time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated pursuant to an officer’s certificate, setting forth the basis of the valuation. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration received to the date thereof and then held by the Company or a Restricted Subsidiary, may not exceed $25.0 million in the aggregate outstanding at any one time (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a resolution of the Board of Directors.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which (i) for the purpose of determining compliance with the covenants contained in the Indenture were in effect as of the Issue Date and (ii) for purposes of complying with the reporting requirements contained in the Indenture are in effect from time to time.

“Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

(i)	to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(ii)	to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(iii)	to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(iv)	to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(v)	otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means any Subsidiary which is a guarantor of the Series B notes, including any Person that is required to execute a guarantee of the Series B notes pursuant to “—Certain Covenants—Limitation on Liens” or “—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

“Indebtedness” means, with respect to any Person, without duplication,

(i)	all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(ii)	all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(iii)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(iv)	all net obligations of such Person under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

(v)	all Capital Lease Obligations of such Person,

(vi)	all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property, including, without limitation, accounts and contract rights owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(vii)	all Guaranteed Debt of such Person,

(viii)	all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(ix)	Preferred Stock of any Restricted Subsidiary of the Company which is not a Guarantor and

(x)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (ix) above.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the Series B notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable and any post-petition interest, and all other amounts due or to become due under or in connection with the Indenture, the Series B notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Series B notes, according to the respective terms thereof.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Inventory Facility” means (i) the Third Amended and Restated Syndicated New and Used Vehicle Floor Plan Credit Agreement, dated November 30, 2016, among the Company, as used vehicle borrower, certain Subsidiaries of the Company, as new vehicle borrowers, Bank of America, N.A., as administrative agent, new vehicle swing line lender and used vehicle swing line lender, Bank of America, N.A., as revolving administrative agent (in its capacity as collateral agent), JPMorgan Chase Bank, N.A., as syndication agent, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents, Bank of America, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association, Mercedes-Benz Financial Services USA LLC, Wells Fargo Bank, National Association, Comerica Bank, Capital One, N.A., American Honda Finance

Corporation, MassMutual Asset Finance LLC, PNC Bank, National Association, TD Bank, N.A., Toyota Motor Credit Corporation and VW Credit, Inc., as Lenders, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner (as amended, supplemented, modified, refinanced or replaced from time to time, the “2016 Floor Plan Facility”), (ii) any agreement with one or more of Mercedes-Benz Financial Services USA LLC, Ford Motor Credit Company LLC, BMW Financial Services NA, Inc., Toyota Motor Credit Corporation and World Omni Financial Corp. or any other bank or asset-based lender, pursuant to which the Company or any Restricted Subsidiary incurs Indebtedness the net proceeds of which are used to purchase, finance or refinance vehicles, vehicle parts, vehicle supplies or (in the case of a Credit Facility) a pre-existing credit facility, and (iii) any other agreement, including pursuant to a commercial paper program, pursuant to which the Company or any Restricted Subsidiary incurs Indebtedness, the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts and supplies, each as may be amended, substituted, refinanced or replaced from time to time with another Inventory Facility.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan, including guarantees, or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) (but for clarity purposes excluding trade receivables and prepaid expenses, in each case arising in the ordinary course of business), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the original issue date of the Series B notes under the Indenture.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Manufacturer” means a vehicle manufacturer which is a party to a dealership franchise agreement with the Company or any Restricted Subsidiary.

“Maturity” means, when used with respect to the Series B notes, the date on which the principal of the Series B notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage Loans” mean (i) Indebtedness of the Company or a Subsidiary secured solely by Liens on real property used by a Subsidiary of the Company for the operation of a vehicle dealership, collision repair business or a business ancillary thereto, together with related real property rights, improvements, fixtures (other than trade fixtures), insurance payments, leases and rents related thereto and proceeds thereof and (ii) revolving real estate acquisition and construction lines of credit and related mortgage refinancing facilities of the Company, each as may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing.

“Net Cash Proceeds” means

(a)	with respect to any Asset Sale by any Person, the proceeds from that sale (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

(i)	brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(ii)	provisions for all taxes payable as a result of such Asset Sale,

(iii)	payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(iv)	amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

(v)	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee and

(b)	with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “—Certain Covenants—Limitation on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Pari Passu Indebtedness” means (a) any Indebtedness of the Company that is pari passu in right of payment to the Series B notes (including without limitation, the Company’s 5.0% Senior Subordinated Notes due 2023), and (b) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee (including without limitation, the Guarantee with respect to the 5.0% Senior Subordinated Notes due 2023).

“Permitted Holders” means:

(i)	Mr. O. Bruton Smith and his guardians, conservators, committees, or attorneys-in-fact;

(ii)	lineal descendants of Mr. Smith (each, a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

(iii)	each “Family Controlled Entity,” as defined herein. The term “Family Controlled Entity” means

(a)	any not-for-profit corporation if at least 80% of its Board of Directors is composed of Permitted Holders and/or Descendants;

(b)	any other corporation if at least 80% of the value of its outstanding equity is owned or controlled directly or indirectly by one or more Permitted Holders;

(c)	any partnership if at least 80% of the value of the partnership interests are owned or controlled directly or indirectly by one or more Permitted Holders;

(d)	any limited liability or similar company if at least 80% of the value of the company is owned or controlled directly or indirectly by one or more Permitted Holders; and

(e)	any trusts if (A) at least 80% of the current beneficiaries of the trust are persons listed in clauses (i) or (ii) of this definition or (B) persons listed in clauses (i) or (ii) of this definition have sole dispositive power and sole voting power with respect to at least 80% of the shares of the Company’s Class B common stock held by the trust.

“Permitted Investment” means:

(i)	Investments in the Company, any Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(ii)	Indebtedness of the Company or a Restricted Subsidiary described under clauses (v), (vi) and (vii) of the definition of “Permitted Indebtedness”;

(iii)	Investments in any of the Series A notes or the Series B notes;

(iv)	Temporary Cash Investments;

(v)	Investments acquired by the Company or any Restricted Subsidiary in connection with an asset sale permitted under “—Certain Covenants—Limitation on Sale of Assets” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(vi)	any Investment to the extent the consideration therefor consists of Qualified Capital Stock of the Company or any Restricted Subsidiary;

(vii)	Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the ordinary course of the good faith settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor or any Restricted Subsidiary;

(viii)	prepaid expenses advanced to employees in the ordinary course of business or other loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(ix)	Investments in existence on the Issue Date;

(x)	deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks or with floor plan lenders; endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(xi)	Investments acquired in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock or Preferred Stock) of the Company or acquired with the Net Cash Proceeds received by the Company after the date of the Indenture from the issuance and sale of Capital Stock (other than Redeemable Capital Stock or Preferred Stock); provided that such Net Cash Proceeds are used to make such Investment within 10 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(C) of the first paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”;

(xii)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(xiii)	consumer loans and leases entered into, purchased or otherwise acquired by the Company or its Subsidiaries, as lender, lessor or assignee, as applicable, in the ordinary course of business consistent with past practices; and

(xiv)	in addition to the Investments described in clauses (i) through (xiii) above, Investments in an amount not to exceed the greater of (a) $75.0 million or (b) 2% of the Company’s Consolidated Tangible Assets in the aggregate at any one time outstanding.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment.

“Permitted Junior Payment” means any payment or other distribution to the holders of the Series A notes or the Series B notes of securities of the Company or any other entity that are equity securities (other than Preferred Stock or Redeemable Capital Stock) or are subordinated in right of payment to all Senior Indebtedness to substantially the same extent as, or to a greater extent than, the holders of the Indenture Obligations are so subordinated.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased or constructed by the Company at any time after the Issue Date; provided that

(i)	the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a “Purchase Money Security Agreement”) shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

(ii)	at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and

(iii)	(A)	the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price or construction cost to the Company of the assets subject thereto or

	(B)	the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired or constructed, any additions and accessions thereto and any proceeds therefrom.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Series B notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of section 3(a)(62) of the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable (at the option of the holders thereof),

(1)	is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Series B notes,

(2)	is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of the assets by the Company in circumstances where the holders of the Series B notes would have similar rights), or

(3)	is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

“Registration Rights Agreement” means the Registration Rights Agreement relating to the Series B notes, dated as of issue date of the Series B notes, among the Company, the Guarantors and the Initial Purchasers party thereto.

“Replacement Assets” means properties and assets (other than cash or any Capital Stock or other security) that will be used in a business of the Company or its Restricted Subsidiaries existing on the Issue Date or in a business reasonably related thereto.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Unrestricted Subsidiaries.”

“S&P” mean Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Significant Restricted Subsidiary” means, at any particular time, any Restricted Subsidiary that, together with the Restricted Subsidiaries of such Restricted Subsidiary (i) accounted for more than ten percent of the Consolidated revenues of the Company and its Restricted Subsidiaries for their most recently completed fiscal year or (ii) is or are the owner(s) of more than ten percent of the Consolidated assets of the Company and its Restricted Subsidiaries as at the end of such fiscal year, all as calculated in accordance with GAAP and as shown on the Consolidated financial statements of the Company and its Restricted Subsidiaries for such fiscal year.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Series B notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary” of a Person means:

(i)	any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,

(ii)	any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

(iii)	any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Temporary Cash Investments” means:

(i)	any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America;

(ii)	any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(iii)	commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(iv)	any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or if such Statistical Release is no longer published, any publicly available source of similar market data)), and in the case of a satisfaction and discharge, that has become publicly available at least two business days prior to the date that the Company deposits the redemption price with the Trustee, most nearly equal to the period from the redemption date to March 15, 2022; provided, however, that if the period from the redemption date to March 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, or any successor statute.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Unrestricted Subsidiaries.”

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(i)	as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and

(ii)	which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the Series B notes.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares and shares of Capital Stock of a Restricted Subsidiary which a Manufacturer requires to be held by another Person and which Capital Stock, together with any related contractual arrangements, has no significant economic value with respect to distributions of profits or losses in ordinary circumstances) is owned by the Company or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

BOOK ENTRY; DELIVERY AND FORM

General

The Series B notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). Except as set forth below, all the notes will be exchanged in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in Global Notes may not be exchanged for notes in certificated form and owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Global Notes for Certificated Securities.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”).

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither we nor the Trustee has any responsibility for these operations and procedures, and we urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies, clearing corporations and certain other organizations that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems as well. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

So long as DTC or its nominee is the registered owner or holder of the Series B notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Global Notes.

Payments in respect of the principal of, premium, if any, interest and additional interest, if any, on a Global Note registered in the name of DTC or its nominee, as the case may be, will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names Series B notes, including Global Notes, are registered as the owners of such Series B notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any paying agent of either of us or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, and interest and additional interest, if any, on the Global Notes, will credit a Participant’s account with payments with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC or its nominee. We expect that payments by the Participants and the Indirect Participants to the beneficial owners of Series B notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any Series B notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the securities described herein and set forth in the Indenture, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines

(Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Series B notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the Series B notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under the Series B notes, DTC reserves the right to exchange the Global Notes for legended Series B notes in certificated form, and to distribute such Series B notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither we, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Securities

A Global Note is exchangeable for a Certificated Security of the same series if:

•

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the applicable Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Securities; or

•	there has occurred and is continuing a Default with respect to the Series B notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Securities upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the Indenture, unless that legend is not required by applicable law.

Exchange of Certificated Securities for Global Notes

Certificated Securities may not be exchangeable for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the Series B notes being transferred.

Same Day Settlement and Payment

We will make payments in respect of Series B notes represented by Global Notes (including payments of principal of, premium, if any, and interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal of, premium, if any, and interest and additional interest, if any, on Certificated Securities by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Securities or, if no account is specified, by mailing a check to each holder’s registered address.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the exchange offer to certain holders of Series A notes who exchange Series A notes for Series B notes, but it is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired Series A notes at original issue for cash and holds such Series A notes as a capital asset within the meaning of Section 1221 of the Code.

An exchange of Series A notes for Series B notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Series A notes for Series B notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the Series B notes as it had in the Series A notes immediately before the exchange.

The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of Series A notes considering the exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under foreign, state, local, gift, estate and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Series B notes for its own account for Series A notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where the Series A notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. Any broker-dealer required to use this prospectus and any amendments or supplements to this prospectus for resales of the Series B notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents. In addition, we agreed for a period of 90 days from March 7, 2017, the date of the offering memorandum distributed in connection with the sale of the Series A notes, not to directly or indirectly offer, sell, grant any options to purchase or otherwise dispose of any debt securities or any securities convertible or exchangeable into or exercisable for any debt securities other than in connection with this exchange offer, except for borrowings under our existing floor plan facilities, construction/mortgage facility and revolving facility.

We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who receive compensation in the form of commissions or concessions from a broker-dealer and/or the purchasers of Series B notes. Any broker-dealer that resells Series B notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of the Series B notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Series B notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Any investor that wishes to exchange its Series A notes in the exchange offer must make certain representations as set forth in this prospectus and in the letter of transmittal.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Series B notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of Sonic Automotive, Inc. included in Sonic Automotive, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Sonic Automotive, Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and have been incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon the reports of KPMG LLP pertaining to such financial statements and the effectiveness of Sonic Automotive, Inc.’s internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We and the additional registrants named herein have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Any statement made in this prospectus concerning a contract, agreement or other document is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the caption “Incorporation by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

We make available free of charge through our web site at http://www.sonicautomotive.com copies of the reports, proxy statements and other information we file with the SEC as soon as reasonably practicable after we file such documents electronically with the SEC. The information on our web site is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, prior to the termination or completion of the exchange offer, including any period during which we have agreed to make this prospectus available to broker-dealers for resales as described herein (other than, in each case, any portion of these documents deemed to have been “furnished” and not “filed” with the SEC, including any exhibits related thereto):

(1)	our Annual Report on Form 10-K for the year ended December 31, 2016;

(2)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

(3)	our Current Reports on Form 8-K filed on February 16, 2017, March 14, 2017 and April 20, 2017; and

(4)	our definitive Proxy Statement on Schedule 14A filed on March 6, 2017.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference into that document. Such requests should be directed to the attention of Mr. Stephen K. Coss, Senior Vice President and General Counsel, at the following address and telephone number:

Sonic Automotive, Inc.

4401 Colwick Road

Charlotte, North Carolina 28211

Telephone: (704) 566-2400

TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, YOU MUST MAKE ANY REQUEST NO LATER THAN JULY 6, 2017, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

Sonic Automotive, Inc.

Offer to Exchange

Registered 6.125% Senior Subordinated Notes due 2027, Series B

For All of Our Outstanding

Unregistered 6.125% Senior Subordinated Notes due 2027, Series A

PROSPECTUS

All certificates for Series A notes being tendered, executed letters of transmittal and any other required documents should be sent to the exchange agent at the address below.

All questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and any other required documents should be directed to the exchange agent.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

111 Fillmore Ave E

St. Paul, Minnesota 55107

(800) 934-6802 (telephone)

(651) 466-7372 (facsimile)

You should confirm deliveries sent by facsimile.

(Originals of all documents submitted by facsimile should be sent promptly by registered or certified mail, or by hand delivery or overnight courier)

June 12, 2017